Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of February 11, 2014 (the “Agreement Date”), by and among Imperva, Inc., a Delaware corporation (“Buyer”), Incapsula, Inc., a Delaware corporation (the “Company”), Incapsula, Ltd., the Company’s wholly owned subsidiary incorporated under the laws of the State of Israel (the “Israeli Subsidiary”), the holders of shares of Company Common Stock listed on Schedule A hereto (each, a “Seller,” and collectively, the “Sellers”), and Gur Shatz, in his separate capacity as the Sellers’ Representative (as defined in Section 9.7).

RECITALS

A. Whereas, Buyer is the holder of all outstanding shares of Series A Convertible Preferred Stock, par value $0.0001 per share, and Series A-1 Convertible Preferred Stock, par value $0.0001 per share, of the Company (collectively, the “Buyer Shares”).

B. Whereas, the Sellers are collectively the holders of 4,866,875 total shares (collectively, the “Shares”) of Company Common Stock.

C. Whereas, the Shares constitute all shares of Company Capital Stock outstanding as of the date hereof that are not already held by Buyer.

D. Whereas, Buyer desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to the Buyer (such purchase of the Shares by Buyer from the Sellers, the “Share Exchange”).

E. Whereas, Buyer, on the one hand, and the Sellers and the Company (on behalf of the Sellers), on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Share Exchange as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE SHARE EXCHANGE

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below in this Section 1.1:

(a) “2013 Revenue Amount” means the sum of (i) the revenue (determined in accordance with GAAP) actually recognized by the Company, on a consolidated basis with the Israeli Subsidiary, during the twelve (12) month period ending December 31, 2013; and (ii) the revenue (determined in accordance with GAAP) actually recognized by Buyer, on a consolidated basis with the its direct or indirect subsidiaries (other than the Company and the Israeli Subsidiary), during the twelve (12) month period ending December 31, 2013, from the sale, license or other transaction or disposition of any Company Products and/or Company Intellectual Property and/or any products, services or Intellectual Property to the extent evidenced by or embodied in and/or related to Company Intellectual Property created by or on behalf of such Persons before or after the Closing, including managed services to the extent that they relate to Company Products and/or Company Intellectual Property, including, without limitation, any enhancements, modifications and derivatives thereof (in each case, net of any refunds and/or returns or related reversals in revenue). For the avoidance of any doubt, 2013 Revenue Amount shall not include any intercompany revenues resulting from sales between or among any of the Buyer, the Company, and the Israeli Subsidiary during the time periods indicated nor shall it include any revenue actually recognized or derived in connection with the sale, license or other transaction or disposition of any Buyer or other product that do not incorporate or are not based on any Company Intellectual Property, irrespective of whether it is bundled or otherwise sold with Company Products or products based on Company Intellectual Property.

(b) “Acquisition Proposal” means with respect to the Company and the Israeli Subsidiary, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer) relating to, or involving: (i) any acquisition or purchase from Sellers, the Company or the Israeli Subsidiary by any Person or “group” (as defined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or the Israeli Subsidiary or any merger, consolidation, business combination or similar transaction involving the Company or the Israeli Subsidiary; (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company or the Israeli Subsidiary in any single transaction or series of related transactions (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or the Israeli Subsidiary, or any extraordinary dividend, whether of cash or other property; or (iv) any other corporate transaction outside of the ordinary course of the Company’s business the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Share Exchange.

(c) “Actual 2013 Revenue Amount” means the 2013 Revenue Amount as finally determined pursuant to Section 1.8.

(d) “Actual Aggregate Net Consideration Amount” means the number of shares (rounded down to the nearest whole share) of Buyer Common Stock obtained by dividing (i) the difference of (a) the Actual Aggregate Consideration Value less (b) the sum of (I) the Transaction Expenses and (II) the Buyer Loan Amount by (ii) the Buyer Stock Price Per Share.

(e) “Actual Aggregate Consideration Value” means the greater of (i) the Threshold Amount and (ii) the dollar ($) amount obtained by multiplying (a) the Actual 2013 Revenue Amount by (b) eight (8).

(f) “Actual Aggregate Seller Amount” means the number of shares of Buyer Common Stock equal to the product obtained by multiplying (i) the Seller Company Capital Stock Amount by (ii) the Actual Equity Exchange Ratio.

(g) “Actual Equity Exchange Ratio” means the quotient obtained by dividing (i) the Actual Aggregate Net Consideration Amount by (ii) the Fully-Diluted Company Capital Stock Amount.

(h) “Additional PRSU Agreements” means those certain Additional PRSU Agreements entered into concurrently herewith by and between the Company and each of the holders of the Company PRSUs and the holders of Buyer-Issued PRSUs (as defined in Section 1.4 hereof).

(i) “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.

(j) “Ancillary Agreements” means, collectively, the other certificates and documents required to be executed pursuant to this Agreement.

(k) “Buyer Loan Amount” means the aggregate outstanding principal and interest accrued as of the Closing Date pursuant to that certain Promissory Note, with an issue date of on or about October 14, 2013, by and between the Company and Buyer.

(l) “Business” means the business of the Company as currently conducted by the Company and the Israeli Subsidiary and as currently proposed to be conducted with respect to the Roadmap by the Company and the Israeli Subsidiary.

(m) “Business Day(s)” shall mean each day that is not a Friday, Saturday, Sunday or other day on which banking institutions located in either New York City, New York or Tel Aviv, Israeli are authorized or obligated by law or executive order to close.

(n) “Buyer Common Stock” means the common stock, par value $0.0001 per share, of Buyer.

(o) “Buyer Stock Price Per Share” means the price per share of Buyer Common Stock that is equal to the Buyer Stock Price Per Share (Closing Date), but not less than the Buyer Stock Price Per Share Lower Collar and not more than the Buyer Stock Price Per Share Upper Collar.

(p) “Buyer Stock Price Per Share (Closing Date)” means the average of the closing prices of Buyer Common Stock as quoted on the New York Stock Exchange for the ten (10) consecutive trading days ending with the trading day that is three (3) trading days prior to the Closing Date.

(q) “Buyer Stock Price Per Share Collar Percentage” means twenty percent (20%).

(r) “Buyer Stock Price Per Share (Initial)” means $39.25.

(s) “Buyer Stock Price Per Share Lower Collar” means the price per share of Buyer Common Stock obtained by multiplying (i) the difference of (a) one (1) less (b) the Buyer Stock Price Collar Percentage (expressed as a fractional number), by (ii) the Buyer Stock Price Per Share (Initial).

(t) “Buyer Stock Price Per Share Upper Collar” means the price per share of Buyer Common Stock obtained by multiplying (i) the sum of (a) one (1) plus (b) the Buyer Stock Price Collar Percentage (expressed as a fractional number), by (ii) the Buyer Stock Price Per Share (Initial).

(u) “Code” means the United States Internal Revenue Code of 1986, as amended.

(v) “Company 102 Awards” means Company Awards granted pursuant to Section 102 of the Israeli Tax Code.

(w) “Company 102 Shares” means shares of the Company Capital Stock issued (i) pursuant to Section 102 of the Israeli Tax Code or (ii) upon exercise or vesting of Company 102 Awards.

(x) “Company 3(i) Options” means Company Options granted pursuant to Section 3(i) of the Israeli Tax Code.

(y) “Company Award” means a Company Option, Company Restricted Stock Grant, or a Company PRSU.

(z) “Company Awardholder” shall mean a holder of Company Awards.

(aa) “Company Capital Stock” means the capital stock of the Company, par value $0.0001 per share.

(bb) “Company Charter Documents” means the Certificate of Incorporation and Bylaws of the Company, as amended to date.

(cc) “Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

(dd) “Company Equity Plan” means, collectively, each equity plan, program or arrangement of the Company, including that certain Incapsula, Inc. 2010 Stock Incentive Plan.

(ee) “Company Option” means an option to acquire shares of Company Capital Stock, whether issued under the Company Equity Plan or otherwise.

(ff) “Company Preferred Stock” means shares of Series A Convertible Preferred Stock, par value $0.0001 per share, and Series A-1 Convertible Preferred Stock, par value $0.0001 per share, of the Company, collectively.

(gg) “Company PRSU” means a performance-based restricted stock unit for shares of Company Common Stock issued to employees of the Company or the Israeli Subsidiary prior to the Agreement Date or issued pursuant to the Additional PRSU Agreements with vesting tied to performance of the Company and/or the Israeli Subsidiary or tied to Company Products and/or Company Intellectual Property in any manner (including any Company Products and/or Company Intellectual Property and/or any products, services, or Intellectual Property to the extent evidenced by or embodied in and/or attached, connected or related to Company Intellectual Property created before or after the Closing, including managed services to the extent that they relate to Company Products and/or Company Intellectual Property, and including, without limitation, any enhancements, modifications and derivatives thereof, but not including Buyer or other products bundled or sold therewith to the extent such Buyer or other products do not incorporate or are not based on Company Intellectual Property, irrespective of whether it is bundled or otherwise sold with Company Products or products based on Company Intellectual Property), each of which is listed on Schedule 1.1(gg) of the Company Disclosure Letter.

(hh) “Company Restricted Stock Grant” means shares of restricted stock, whether issued under the Company Equity Plan or otherwise.

(ii) “Company Securityholder” means the Company Stockholders and Company Awardholders, collectively.

(jj) “Company Stockholder” means a holder of shares of Company Common Stock.

(kk) “Company Warrant” means a warrant or similar instrument to acquire shares of Company Capital Stock.

(ll) “Contract” means any written or oral legally binding contract, agreement (including employment agreement), instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

(mm) “Delaware Law” means the General Corporation Law of the State of Delaware.

(nn) “Disclosure Letter” means the letter addressed to Buyer from Sellers and dated as of the Agreement Date (including all schedules thereto), which has been delivered by Sellers (or by the Company on behalf of the Sellers) to Buyer concurrently with the execution of this Agreement.

(oo) “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, security arrangement, collateral assignment, claim, charge, adverse written claim of title in the Knowledge of the Company or the Israeli Subsidiary, ownership, right to use, or restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, based on a contractual or proprietary right, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

(pp) “Escrow Agent” means Tamir Fishman Employee Benefits Ltd. (and/or an affiliate thereof), as escrow agent.

(qq) “102 Escrow Agreement” means the Escrow Agreement, dated as of the Closing, by and among Buyer, the Company, Sellers (except for Gur Shatz), and the Escrow Agent, in a the form to be agreed upon prior to, and executed on or prior to, the Closing.

(rr) 104 Escrow Agreement” means the Escrow Agreement, dated as of the Closing, by and between Gur Shatz and the Escrow Agent, in a the form to be agreed upon prior to, and executed on or prior to, the Closing.

(ss) “Estimated 2013 Revenue Amount” means the Company’s good faith estimate of the 2013 Revenue Amount (which estimate shall be reasonably satisfactory to Buyer), as set forth in the Estimated Company Closing 2013 Revenue Certificate.

(tt) “Estimated Aggregate Consideration Value” means (i) the greater of (A) the Threshold Amount and (B) the dollar ($) amount obtained by multiplying (I) the Estimated 2013 Revenue Amount by (II) eight (8) less (ii) the Buyer Loan Amount.

(uu) “Estimated Aggregate Net Consideration Amount” means the number of shares of Buyer Common Stock obtained by dividing (i) the difference of (a) the Estimated Aggregate Consideration Value less (b) the Transaction Expenses by (ii) the Buyer Stock Price Per Share.

(vv) “Estimated Aggregate Non-Buyer Amount” means the number of shares of Buyer Common Stock equal to the product obtained by multiplying (i) the amount equal to (a) the Fully-Diluted Company Capital Stock Amount less (b) the number of shares of Company Capital Stock held by Buyer by (ii) the Estimated Equity Exchange Ratio.

(ww) “Estimated Aggregate Seller Amount” means the number of shares of Buyer Common Stock equal to the product obtained by multiplying (i) the Seller Company Capital Stock Amount by (ii) the Estimated Equity Exchange Ratio.

(xx) “Estimated Company Closing 2013 Revenue Certificate” means a certificate executed by the Chief Executive Officer of the Company as of the Closing Date on behalf of the Company, certifying the Estimated 2013 Revenue Amount.

(yy) “Estimated Equity Exchange Ratio” means the quotient obtained by dividing (i) the Estimated Aggregate Net Consideration Amount by (ii) the Fully-Diluted Company Capital Stock Amount (excluding the Company PRSUs).

(zz) “Estimated Individual Seller Closing Amount” means, with respect to each Seller who holds shares of Company Common Stock outstanding immediately prior to the Closing, the number of shares of Buyer Common Stock (rounded down to the nearest whole number of shares of Buyer Common Stock and computed after aggregating all shares of Company Common Stock held by such Seller) obtained by multiplying (i) the aggregate number of shares of Company Common Stock held by such Seller immediately prior to the Closing, by (ii) the Estimated Seller Closing Amount Per Share.

(aaa) “Estimated Seller Closing Amount” means the number of shares of Buyer Common Stock equal to: (i) the Estimated Aggregate Seller Amount, less (ii) the Indemnity Holdback Amount (for purposes of this calculation, using the Special Indemnity Holdback Percentage), less (iii) the Post-Closing Adjustment Initial Holdback Amount.

(bbb) “Estimated Seller Closing Amount Per Share” means the number of shares of Buyer Common Stock obtained by dividing (i) the Estimated Seller Closing Amount, by (ii) the Seller Company Capital Stock Amount.

(ccc) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ddd) “Fully-Diluted Company Capital Stock Amount” means the aggregate number (without duplication) of shares of Company Capital Stock (i) that are issued and outstanding immediately prior to the Closing (the “Total Stockholder Company Capital Stock Amount”) or (ii) issuable upon exercise of any direct or indirect rights to acquire shares of Company Capital Stock, including Company Awards and Company Warrants, that are issued and outstanding immediately prior to the Closing, but excluding the Company PRSUs listed on Schedule 1.1(gg) of the Company Disclosure Letter.

(eee) “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied throughout the respective periods covered.

(fff) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

(ggg) “Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(hhh) “Indemnity Holdback Amount” means the number of shares (rounded down to the nearest whole share) of Buyer Common Stock obtained by multiplying (i) the Estimated Aggregate Non-Buyer Amount by (ii) the Indemnity Holdback Percentage (for purposes of this calculation, using the Special Indemnity Holdback Percentage).

(iii) “Indemnity Holdback Percentage” means, (a) with respect to General Claims, ten percent (10%) (the “General Indemnity Holdback Percentage”) or (b) with respect to Special Claims, fifteen percent (15%), inclusive of the General Indemnity Holdback Percentage (the “Special Indemnity Holdback Percentage”).

(jjj) “Israeli GAAP” means generally accepted accounting principles applicable in Israel, consistently applied throughout the respective periods covered.

(kkk) “Israeli Section 102 Interim Tax Ruling” has the meaning set forth in Section 6.8(b).

(lll) “Israeli Tax Code” means the Israeli Income Tax Ordinance (New Version) - 1961 and the rules and regulations promulgated thereunder, as amended.

(mmm) “Israeli 102 Tax Ruling” has the meaning set forth in Section 6.8(b).

(nnn) “ITA” means the Israel Tax Authority.

(ooo) “Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual, the officers (vice-president level or higher) of such Person ((i) and (ii) being referred to herein as the “Knowledge Parties”); provided that any executive officer (vice-president level or higher) will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such fact, circumstance, event or other matter is contained in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the direct possession of such officer, including his or her personal files, (b) such fact, circumstance, event or other matter is contained in one or more documents (whether written or electronic) contained in books and records of such officer’s employer that would reasonably be expected to be reviewed by an individual with the duties and responsibilities of such officer, (c) such knowledge would reasonably be expected to be obtained from reasonable inquiry of the Persons charged with administrative or operational responsibility for such officer’s employer, or (d) such fact, circumstance, event or other matter is contained in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the direct possession of any of the Knowledge Parties; it being understood that with respect to references the Knowledge of the Company, such Knowledge shall also include the Knowledge of the Israeli Subsidiary.

(ppp) “Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to the Company or the Israeli Subsidiary or to any of their respective assets, properties or businesses.

(qqq) “Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, including those arising under any Legal Requirements and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP or Israeli GAAP, as applicable.

(rrr) “Material Adverse Change” or “Material Adverse Effect” when used with reference to any entity or group of related entities or to any business, means any change, event, violation, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably be likely to, (i) be or become materially adverse in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities (taken together), business, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (a) changes in general economic conditions or financial markets in the United States or any foreign markets where such entity has material operations or sales, generally (provided that such changes do not affect such entity disproportionately as compared to such entity’s similarly situated competitors); (b) changes in GAAP, Israeli GAAP, or applicable Legal Requirements (provided that such changes do not affect such entity disproportionately as compared to such entity’s similarly situated competitors); (c) the negotiation, execution, announcement or consummation of this Agreement and the transactions contemplated hereby or the taking of any action expressly required by this Agreement, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; (d) any natural disaster, hostilities, act of terrorism or war (whether or not threatened, pending or declared) or the escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or wars; and (e) any matter of which Buyer has Knowledge of.

(sss) “Permitted Encumbrances” means: (i) statutory liens for Taxes or governmental assessments that are not yet due and payable or that may thereafter be paid without penalty or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; (vi) zoning, entitlement, building and other land use regulations imposed by Governmental Entity having jurisdiction over the Company’s leased premises which are not violated by the current use and operation thereof; and (vii) rights to use of Intellectual Property established in positive Legal Requirements (e.g., as “fair use”).

(ttt) “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

(uuu) “Post-Closing Adjustment Amount” means the number of shares (rounded down to the nearest whole share) of Buyer Common Stock equal to: (i) the Actual Aggregate Seller Amount, less (ii) the Estimated Aggregate Seller Amount.

(vvv) “Post-Closing Adjustment Final Holdback Amount” means the number of shares (rounded down to the nearest whole share) of Buyer Common Stock equal to (a) the Post-Closing Adjustment Initial Holdback Amount plus (b) the Post-Closing Adjustment Amount, but not less than zero (0) (provided that any amount less than zero (0) shall instead be recovered from the Indemnity Holdback Amount pursuant to ARTICLE 9).

(www) “Post-Closing Adjustment Holdback Percentage” means ten percent (10%).

(xxx) “Post-Closing Adjustment Initial Holdback Amount” means the number of shares (rounded down to the nearest whole share) of Buyer Common Stock obtained by multiplying (i) the Estimated Aggregate Non-Buyer Amount by (ii) the Post-Closing Adjustment Holdback Percentage.

(yyy) “Pre-Closing Taxes” means any Taxes of the Company for a Taxable period or portion thereof ending on or prior to the Closing Date.

(zzz) “Pro Rata Share” means, with respect to each Seller, the percentage interest determined by dividing (rounded to the sixth decimal place) (i) the number of Company Common Stock held by such Seller immediately prior to the Closing, by (ii) the Seller Company Capital Stock Amount.

(aaaa) “Regulation D Investor” has the meaning set forth in Section 3.4(b).

(bbbb) “Regulation S Investor” has the meaning set forth in Section 3.4(b).

(cccc) “Roadmap” means the products or services, under material active development (that have already been defined and researched prior to the Agreement Date) as of the Agreement Date on the product development roadmap of the Company or the Israeli Subsidiary for the period ending three (3) months following the Agreement Date, as set forth in Schedule 2.9(a)(iv) of the Company Disclosure Schedule.

(dddd) “SEC” means the United States Securities and Exchange Commission.

(eeee) “Section 102 Trustee” means a trustee appointed by the Company and the Israeli Subsidiary and approved by the ITA to act as a trustee for the purposes of Section 102 and the Company Equity Plan which is currently Ofer Katz or any duly authorized successor thereto.

(ffff) “Securities Act” means the United States Securities Act of 1933, as amended.

(gggg) “Seller Ancillary Agreements” means all Ancillary Agreements to which Seller is or will be a party.

(hhhh) “Seller Company Capital Stock Amount” means (a) the Total Stockholder Company Capital Stock Amount less (b) the number of shares of Company Capital Stock held by Buyer.

(iiii) “Subsidiary” or “subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

(jjjj) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any, indexation differentials, interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(kkkk) “Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), and any amendment to the foregoing, filed or required to be filed with respect to Taxes.

(llll) “Threshold Amount” means $21,000,000.

(mmmm) “Transaction Documents” means this Agreement and any agreement, document and instrument provided for or contemplated herein.

(nnnn) “Transaction Expenses” means all third party fees, costs, expenses, payments, and expenditures incurred by the Company on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby, whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, the maximum amount of fees costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of the Sellers, and any such fees, costs, expenses, payments, and expenditures incurred by Company or the Israeli Subsidiary on behalf of the Sellers) in each case to the extent paid for, payable or to be paid for by the Company or the Israeli Subsidiary.

1.2 The Share Exchange; Establishment of Expense Fund.

(a) On the terms and subject to the conditions of this Agreement, each Seller agrees to transfer and deliver to Buyer at the Closing, and Buyer agrees to acquire from each Seller, all of the shares of Company Capital Stock held by each such Seller as of immediately prior to the Closing free and clear of any and all Encumbrances. In exchange for all of the shares of Company Capital Stock held by each Seller immediately prior to the Closing, Buyer will deliver (or cause to be delivered) to the Escrow Agent on behalf of the Sellers and pursuant to the terms of the 102 Escrow Agreement (with respect to all Sellers except for Gur Shatz) or the 104 Escrow Agreement (only with respect to Gur Shatz) (at the applicable times described herein and therein): (i) at the Closing, such Seller’s Estimated Individual Seller Closing Amount, (ii) subject to the final resolution of any dispute in accordance with Section 1.8 below, within forty (40) calendar days after the Closing, such Seller’s Pro Rata Share of the Post-Closing Adjustment Final Holdback Amount, if any, and (iii) subject to reduction for Indemnifiable Damages pursuant to the indemnification obligations of the Sellers under ARTICLE 9, following the expiration of the Claims Period in accordance with ARTICLE 9, such Seller’s Pro Rata Share of the Indemnity Holdback Amount (for purposes of this calculation, using the Special Indemnity Holdback Percentage). The number of shares of Buyer Common Stock each Seller is entitled to receive pursuant to each of clauses (ii) and (iii) above in this Section 1.2(a), if any, for the shares of Company Capital Stock held by such Seller as of the Closing shall be rounded down to the nearest whole number of shares of Buyer Common Stock and computed after aggregating all shares of Company Capital Stock held by such Seller immediately prior to the Closing. Pursuant to the discretion of the Board of Directors of the Company in accordance with Section 11.3 of the Company Equity Plan, it is clarified that the provisions of this sub-section shall apply mutatis mutandis to the Company 102 Shares. At the Closing, the 102 Escrow Agreement and the 104 Escrow Agreement shall be executed and delivered by the respective parties thereto and, pursuant to the respective terms of the 102 Escrow Agreement and the 104 Escrow Agreement, as applicable, the Escrow Agent shall hold the aforementioned consideration delivered to the Escrow Agent on behalf of the Sellers and subsequently distribute such consideration to such Sellers upon satisfaction of the conditions set forth in the 102 Escrow Agreement or the 104 Escrow Agreement (as applicable).

(b) On the terms and subject to the conditions of this Agreement and pursuant to the discretion of the Board of Directors of the Company in accordance with Section 11.3 of the Company Equity Plan, upon the Closing, each Company Award that is unexpired, unexercised and outstanding immediately prior to the Closing whether vested or unvested, shall be assumed by Buyer. In connection therewith, Buyer will assume the Company Equity Plan, mutatis mutandis (including for the effect of conversion to Buyer Common Stock and the Actual Equity Exchange Ratio). Each assumed Company Award shall continue to be subject to the provisions of the Company Equity Plan, mutatis mutandis. Each such Company Award so assumed by Buyer under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Equity Plan and the applicable award agreement) as are in effect immediately prior to the Closing, except that (i) such award shall be exercisable for that number of whole shares of Buyer Common Stock (rounded down to the nearest whole number of shares of Buyer Common Stock, with cash being payable for any fractional share eliminated by such rounding) equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such award immediately prior to the Closing and the Actual Equity Exchange Ratio, (ii) the per share exercise price applicable to the shares of Buyer Common Stock issuable upon exercise of such assumed award (if applicable) shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such award was exercisable immediately prior to the Closing by the Actual Equity Exchange Ratio, and (iii) no assumed award may be exercised prior to the determination of the Actual Equity Exchange Ratio or “early exercised” (i.e., an assumed award may be exercised for shares of Buyer Common Stock only to the extent the assumed award is vested at the time of exercise pursuant to the applicable vesting schedule). Consistent with the terms of the Company Equity Plan and the documents governing the outstanding awards under such plan as in effect on the Agreement Date, the consummation of the Share Exchange and the other transactions contemplated by this Agreement and the other Transaction Documents shall not terminate any of the outstanding Company Awards or accelerate the exercisability or vesting of such awards or the shares of Buyer Common Stock which shall be subject to those options upon Buyer’s assumption of the options in the Share Exchange. As soon as reasonably practicable after the determination of the Actual Equity Exchange Ratio, Buyer shall issue to each Person who immediately prior to the Closing was a holder of an outstanding Company Award an electronic document evidencing the foregoing assumption of such award by Buyer. Notwithstanding the provisions of the foregoing, the Expense Fund Shares (as defined below) shall be withheld from being delivered to each Seller who holds shares of Company Common Stock outstanding immediately prior to the Closing.

(c) In the event, following the Closing and prior to or upon the RSU Determination Date (as defined in the Company PRSUs), any assumed Company Option subject to any vesting terms does not become vested for any reason, and cannot thereafter become vested shares (e.g., due to forfeiture upon termination of service without effective acceleration), then each Eligible Seller shall be entitled to receive such Eligible Seller’s Forfeited Securities Pro Rata Share of the Forfeited Securities Pool (rounded down to the nearest whole number of shares of Buyer Common Stock) intended to be pursuant to Section 102 of the Israeli Tax Code (collectively, “Reallocated Forfeited Securities”). For the purposes of this Section 1.2(c):

(i) “Forfeited Securities Pool” means a number of RSUs (covering such number of shares of Buyer Common Stock), based on the Company’s standard form of time-based vesting RSU Agreement as reviewed by Buyer counsel, in an amount equal to the aggregate amount of Forfeited Option RSU Equivalents in respect of all Forfeited Option Shares.

(ii) “Eligible Seller” means each Seller who has continuously provided services to the Buyer (or any Affiliate, as defined in the Company Equity Plan) since the Closing and is then currently providing services to the Buyer.

(iii) “Forfeited Option Shares” means the number of shares previously subject to the forfeited portion of any assumed Company Option (a “Forfeited Option”), as adjusted for the Actual Equity Exchange Ratio.

(iv) “Forfeited Option RSU Equivalents” means, with respect to each Forfeited Option, a number of restricted stock units in an amount as determined in accordance with the following formula:

X = [(A - B) x C] / A

where:

X =	the number of shares of Buyer Common Stock subject to Forfeited Option RSU Equivalents;

A =	means the Buyer Stock Price Per Share (RSU Determination Date);

B =	the exercise price for such Forfeited Option Shares under such Forfeited Option; and

C =	the number Forfeited Option Shares under such Forfeited Option.

(v) “Forfeited Securities Pro Rata Share” means, with respect to an Eligible Seller, the percentage obtained by dividing (A) the sum of (I) the number of shares of Buyer Common Stock issued to such Eligible Seller at the Closing pursuant to Section 1.2(a) hereof plus (II) the number of shares of Buyer Common Stock issued to such Eligible Seller upon assumption of Company Restricted Stock Grants and Company Options at the Closing pursuant to this Section 1.2(b) by (B) the sum of (I) the aggregate number of shares of Buyer Common Stock issued to all Eligible Sellers pursuant to Section 1.2(a) hereof plus (II) the aggregate number of shares of Buyer Common Stock issued to all Eligible Sellers upon assumption of Company Restricted Stock Grants and Company Options at the Closing pursuant to this Section 1.2(b).

With respect to each Eligible Seller who receives Reallocated Forfeited Securities by operation of this Section 1.2(c), such Reallocated Forfeited Securities shall be subject to the same vesting terms on a pro rated basis as the shares of Buyer Common Stock issued to such Eligible Seller at the Closing pursuant to Section 1.2(a) and the shares of Buyer Common Stock issued to such Eligible Seller upon assumption of Company Restricted Stock Grants and Company Options at the Closing pursuant to this Section 1.2(b), mutatis mutandis, and in the proportion to the number of such shares of Buyer Common Stock vesting according to different schedules and subject to different acceleration terms. As soon as reasonably practicable after the determination of the number of Reallocated Forfeited Securities issuable to each Eligible Seller pursuant to the operation of this Section 1.2(c), Buyer shall issue to each Eligible Seller an electronic document evidencing the foregoing issuance of Reallocated Forfeited Securities by Buyer.

(d) At the Closing, the Buyer will cause a number of shares of Buyer’s Common Stock equal to the product obtained by multiplying (a) 0.05 by (b) the Estimated Aggregate Non-Buyer Amount (the “Expense Fund Shares”) to be withheld from the shares otherwise to be delivered pursuant to Section 1.2(a) to the Escrow Agent on behalf of the Sellers who hold shares of Company Common Stock outstanding immediately prior to the Closing. Such Expense Fund Shares shall be withheld from the Sellers pro rata based on the number of outstanding shares Company Capital Stock held by each

Seller. The cash value of the Expense Fund Shares (the “Expense Fund”) shall be available to compensate the Sellers’ Representative for any Agent Loss and the Expense Fund Shares will be held and the Expense Fund distributed in accordance with the terms of Section 9.7 hereof.

1.3 Closing. The consummation of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures, or at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree at 10:00 a.m. local time on (i) a date to be mutually agreed upon by the Buyer and the Seller’s Representative or (ii) the later of (a) February 21, 2014 and (b) the date that is three (3) Business Days after all of the conditions set forth in ARTICLE 7 of this Agreement have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing or on the Closing Date, as defined below). The date on which the Closing occurs is sometimes referred to in this Agreement as the “Closing Date.”

1.4 Total Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate number of shares of Buyer Common Stock to be issued by Buyer to the Sellers under the terms of this Agreement exceed (a) the Actual Aggregate Consideration Amount (taking into account the assumptions of the Company Awards pursuant to Section 1.2(b), excluding the Company PRSUs and the 264,878 performance-based restricted stock units for shares of Buyer Common Stock granted to Gur Shatz prior to the Agreement Date by the Buyer under substantially the same terms and conditions as those of the Company PRSUs, mutatis mutandis (the “Buyer-Issued PRSUs”)) or (b) twenty percent (20%) of the outstanding shares of Buyer Common Stock as of the Closing Date (taking into account the Company PRSUs and the Buyer-Issued PRSUs), it being the understanding of the parties that any consideration payable in excess of the foregoing limitations shall be paid to the Sellers in cash (in lieu of equity) as otherwise provided in this Agreement.

(a) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Buyer Common Stock occurring after the date hereof and prior to the Closing, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(b) Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Closing are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

(c) Fractional Shares. No fractional shares of Buyer Common Stock will be issued in connection with the Share Exchange but, in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating for each particular stock certificate or instrument representing Company Capital Stock all fractional shares of Buyer Common Stock to be received by such holder) shall receive from Buyer an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Buyer Stock Price Per Share.

1.5 Tax Matters. Notwithstanding anything to the contrary in this Section 1.5, any consideration which a holder of Company 102 Shares, Company 102 Awards or Company 3(i) Options has the right to receive pursuant to Section 1.2 in respect of such Company 102 Shares, Company 102 Awards or Company 3(i) Options, shall be transferred (or caused to be transferred) by Buyer directly to the Section 102 Trustee (with respect to the Company 102 Shares and Company 102 Awards), at the Closing (and with respect to any Company 102 Shares, pursuant to the terms of Section 1.2 above), in accordance with the Israeli 102 Tax Ruling (or the Israeli Section 102 Interim Tax Ruling, as applicable), if obtained, and shall be held in trust pursuant to the applicable provisions of the Israeli Tax Code (including Section 102 and Section 3(i) thereof, as applicable) and the Israeli 102 Tax Ruling (or the Israeli Section 102 Interim Tax Ruling, as applicable), if obtained. Notwithstanding anything in this Section 1.5 to the contrary, if any withholding or deduction of Taxes or other amounts is imposed by any jurisdiction other than Israel with respect to such Company 102 Shares, Company 102 Awards or Company 3(i) Options, the Payor shall be entitled to deduct and withhold from the net consideration delivered to the holders thereof the amount of withholdings or deductions for Taxes required by Legal Requirements to be deducted and withheld.

1.6 No Liability. Notwithstanding anything to the contrary in this Section 1.6, neither Buyer nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 No Further Ownership Rights in the Company Capital Stock or Company Options. The Shares of Buyer Common Stock issued or issuable under the terms of this Agreement shall be paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, Company Restricted Stock Grants, and Company Options. From and after the Closing, the holders of Company Securities shall cease to have any rights with respect to Company Capital Stock, Company Restricted Stock Grants, and Company Options. At the Closing, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the shares of Company Capital Stock, Company Restricted Stock Grants, or Company Options which were issued and outstanding immediately prior to the Closing. If, after the Closing, any instrument representing shares of Company Capital Stock, Company Restricted Stock Grant, or Company Options is presented to the Company or to Buyer for any reason, such instrument shall be canceled and exchanged as provided in this ARTICLE 1.

1.8 Post-Closing Adjustment Based on Company Revenue.

(a) The Company and the Sellers shall deliver the proposed Estimated Company Closing 2013 Revenue Certificate to Buyer and the Sellers not less than three (3) Business Days prior to the Closing Date in form and substance reasonably satisfactory to Buyer, setting forth the Company’s and the Sellers’ collective estimate of the 2013 Revenue Amount and the corresponding calculations of the (i) Actual Aggregate Net Consideration Amount, (ii) Actual Aggregate Consideration Value, (iii) Actual Aggregate Seller Amount, (iv) Actual Equity Exchange Ratio, (v) Buyer Stock Price Per Share, (vi) Estimated Equity Exchange Ratio, in each case (except for the Buyer Stock Price Per Share) prepared in accordance with GAAP (consistent with past practice) with reasonable explanation and documentation which support such estimate and calculations.

(b) Within forty-five (45) days after the Closing if the Closing occurs on December 31, 2013, and within thirty (30) days after the Closing if the Closing occurs after December 31, 2013, Buyer shall prepare and deliver to the Seller Representative a certificate (the “Buyer Calculated 2013 Revenue Certificate”) executed by a duly authorized officer of Buyer setting forth Buyer’s estimate of the 2013 Revenue Amount and the corresponding calculations of the (i) Actual Aggregate Net Consideration Amount, (ii) Actual Aggregate Consideration Value, (iii) Actual Aggregate Seller Amount,

(iv) Actual Equity Exchange Ratio, (v) Buyer Stock Price Per Share, (vi) Estimated Equity Exchange Ratio, in each case (except for the Buyer Stock Price Per Share) prepared in accordance with GAAP (consistent with past practice).

(c) The Seller Representative may object to the 2013 Revenue Amount calculations set forth in the Buyer Calculated 2013 Revenue Certificate by providing written notice of such objection to Buyer, within fifteen (15) Business Days after Buyer’s delivery of the Buyer Calculated 2013 Revenue Certificate (the “Notice of Objection” and the “Objection Period”, respectively). Buyer shall provide Ernst & Young LLP, Buyer’s independent registered public auditing firm (the “Reviewing Accountant”) with a copy of the Notice of Objection and the Buyer Calculated 2013 Revenue Certificate within two (2) days of such Notice of Objection. Seller Representative’s failure to timely provide the Notice of Objection shall be deemed an acceptance by Seller Representative (on behalf of all Sellers) of the 2013 Revenue Amount calculations set forth in the Buyer Calculated 2013 Revenue Certificate. The Seller Representative and its representatives and agents shall be given reasonable access (including electronic access, to the extent available), at any time prior to the expiry of the Objection Period, during Buyer’s and/or the ’Company’s (as the case may be) normal business hours (or such other times as the parties may agree) to the books and records of the Company and the Israeli Subsidiary, as they may reasonably require, and to the books and records of the Buyer and its other consolidated direct or indirect subsidiaries relevant to that portion of the 2013 Revenue Amount received by the Buyer or any such subsidiary, and reasonable access during normal business hours to such personnel or representatives of the Company, the Israeli Subsidiary and Buyer (and such other applicable subsidiaries) (including but not limited to accountants and the individuals responsible for preparing the Buyer Calculated 2013 Revenue Certificate) for the purposes of (i) resolving any disputes or responding to any matters or inquiries raised concerning the Buyer Calculated 2013 Revenue Certificate and/or the calculation of the 2013 Revenue Amount as set forth in the Buyer Calculated 2013 Revenue Certificate.

(d) If the Seller Representative timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to three (3) days following Buyer’s timely receipt of the Notice of Objection, in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.

(e) If, after such three (3)-day period, the Seller Representative and Buyer cannot resolve any such disagreement, then the Reviewing Accountant shall review the calculation of 2013 Revenue Amount. After review of such calculations and other information that the Reviewing Accountant in its sole discretion determines is relevant, the Reviewing Accountant shall promptly determine the 2013 Revenue Amount (and the parties shall instruct the Reviewing Accountant to make such determination within ten (10) days following submission) and a reasonably detailed explanation of the basis for such determination and such determination and explanation shall be final and binding on the parties.

(f) If the Actual 2013 Revenue Amount is less than the Estimated 2013 Revenue Amount, then each Seller will severally but not jointly, based on such Seller’s Pro Rata Share, indemnify and hold harmless Buyer, and Buyer shall have the right to retain, from the Post-Closing Adjustment Initial Holdback Amount, a number of shares of Buyer Common Stock (rounded down to the nearest whole number) equal to such negative Post-Closing Adjustment Amount, based on the Buyer Stock Price Per Share. If the Actual 2013 Revenue Amount is greater than the Estimated 2013 Revenue Amount, then Buyer shall deliver (or caused to be delivered) to each Seller, as soon as reasonably practicable, such number of shares of Buyer Common Stock (rounded down to the nearest whole number) equal to such positive Post-Closing Adjustment Amount, based on the Buyer Stock Price Per Share, and cash in lieu of fractional shares of Buyer Common Stock pursuant to Section 1.4(c) above. Any such upward or downward adjustment in respect of the 2013 Revenue Amount will be reflected in the calculation of the Post-Closing Adjustment Final Holdback Amount to be distributed to the Sellers after the Closing pursuant to clause (ii) of Section 1.2(a).

1.9 Tax Consequences. Buyer makes no representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Share Exchange, or any of the Tax consequences to the Seller or any other Company Securityholder of this Agreement, the Share Exchange or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Seller and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Share Exchange and the other transactions and agreements contemplated hereby.

1.10 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the respective Company Securityholder when due, and each Company Securityholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees.

(a) Withholding Rights. Each Payor shall be entitled to (i) deduct and withhold from the Estimated Aggregate Net Consideration Amount and the Actual Aggregate Net Consideration Amount and from any other payments otherwise required to be made to any Person pursuant to this Agreement (each, a “Payee”) such amounts in shares of Buyer Common Stock (based on the Buyer Stock Price Per Share) as such Payor is required to deduct and withhold from consideration due to such Payee or in connection therewith with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law and (ii) request any necessary Tax forms, including IRS Form W-9 or the appropriate series of Form W-8, as applicable, or any other proof of exemption from withholding or any similar information, from any Company Securityholder and any other recipient of any payment hereunder. Each Payor shall promptly pay the amount deducted or withheld to the proper Tax authority in accordance with the applicable Legal Requirements. To the extent that amounts are so deducted or withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made. In the case of any amounts withheld pursuant to any Legal Requirement, the withholding party shall promptly provide to the Payee from which such amounts were withheld or deducted written confirmation of the amount so withheld or deducted. Buyer shall be entitled to sell the portion of the total shares of Buyer Common Stock otherwise deliverable to a Company Securityholder that is required to enable the relevant Payor to comply with such deduction or withholding requirement. Buyer or the Company shall notify the relevant Company Securityholder that such sale and withholding or deduction was made and remit to such Company Securityholder any balance of the proceeds of such sale not applied to the payment of Taxes less any costs or expenses incurred by the relevant Payor in connection with such sale.

(b) The Company and the Sellers may prepare and file with the ITA an application for a ruling permitting any Sellers who elect to become a party to such a tax ruling (the “Electing Holder”), to defer any applicable Israeli tax with respect to any consideration in Buyer Common Stock that such Electing Holder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Buyer Common Stock by such Electing Holder or such other date set forth in Section 104(h) of the Israeli Tax Code (the “104(h) Tax Ruling”). Buyer shall cooperate with the Company and the Sellers and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104(h) Tax Ruling provided that the 104(h) Tax Ruling shall not impose any restrictions or obligations on the Buyer or the Company or the Israeli Subsidiary and that any costs associated with the application for the 104(h) Tax Ruling shall be fully borne by the Sellers. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the 104(h) Tax Ruling, as promptly as practicable. For the avoidance of doubt, the Company and the Sellers shall not make any application to the ITA with respect to any matter relating to the 104(h) Tax Ruling without first consulting with the Buyer’s Israeli legal counsel and granting Buyer’s legal counsel the opportunity to review and comment on the draft application, and will inform Buyer’s counsel of the content of any discussions and meetings relating thereto. Notwithstanding the provisions of Section 1.10(a) above, if the 104(h) Tax Ruling (or an interim approval confirming among others that Buyer and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to such Electing Holder (the “104(h) Interim Tax Ruling”)) shall be received and delivered to Buyer prior to the applicable withholding date, then the provisions of the 104(h) Tax Ruling shall apply and all applicable withholding and reporting procedures shall be made in accordance with the provisions of the 104(h) Tax Ruling and Section 104(h) of the Israeli Tax Code.

(c) Notwithstanding anything to the contrary in this Section 1.10, any consideration which a holder of Company 102 Shares, Company 102 Awards or Company 3(i) Options has the right to receive pursuant to Section 1.2 in respect of such Company 102 Shares, Company 102 Awards or Company 3(i) Options, shall be transferred (or caused to be transferred) by Buyer directly to the Section 102 Trustee (with respect to the Company 102 Shares and Company 102 Awards), at the Closing (and with respect to any Company 102 Shares, pursuant to the terms of Section 1.2 above), in accordance with the Israeli 102 Tax Ruling (or the Israeli Section 102 Interim Tax Ruling, as applicable), if obtained, and shall be held in trust by the Section 102 Trustee, as applicable, pursuant to the applicable provisions of the Israeli Tax Code (including Section 102 and Section 3(i) thereof, as applicable) and the Israeli 102 Tax Ruling (or the Israeli Section 102 Interim Tax Ruling, as applicable), if obtained. The Section 102 Trustee shall be responsible for holding such consideration, in accordance with the terms and conditions of Section 102 or Section 3(i) of the Israeli Tax Code (as applicable), the Israeli 102 Tax Ruling (or the Israeli Section 102 Interim Tax Ruling, as applicable) and the trust documents governing the trust held by the Section 102 Trustee.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Company are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE IsRAELI SUBSIDIARY

Subject to the disclosures set forth in the disclosure letter delivered by the Company and the Israeli Subsidiary (on behalf of the Sellers) to Buyer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (which disclosures shall apply to and qualify the Section and, if applicable, the Subsection of this ARTICLE 2 to which it refers, provided, however, that any disclosure made therein shall apply to and qualify any other Section or Subsection of this ARTICLE 2 where it is readily apparent on the face of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Sellers to Buyer under this ARTICLE 2), the Company and the Israeli Subsidiary each represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows (any references to the Company in this ARTICLE 2 shall be deemed to include, to the extent applicable, the Israeli Subsidiary), whether or not the representations herein explicitly refer to the Israeli Subsidiary):

2.1 Organization, Standing, Power and Subsidiaries.

(a) The Company and the Israeli Subsidiary are corporations duly organized, validly existing and, if applicable, in good standing under the laws of their jurisdiction of organization. The Company and the Israeli Subsidiary have the corporate power to own, operate and lease their properties and to conduct their respective business and are duly qualified to do business and, as applicable, are in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material to the Company or the Israeli Subsidiary. Except for the Israeli Subsidiary, the Company has and, since its inception has had, no Subsidiaries or any equity or ownership interest, whether direct or indirect, in any Person. The Company is the owner of all of the issued and outstanding shares of capital stock of the Israeli Subsidiary, free and clear of all Encumbrances, and all such shares are duly authorized, validly issued, fully paid and nonassessable and, except as provided in that certain Investors’ Rights Agreement, dated November 5, 2009, by and among the Company and certain of its stockholders (the “Company Rights Agreement”), are not subject to any preemptive right or right of first refusal created by Legal Requirements, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of the Israeli Subsidiary or any Contract to which the Israeli Subsidiary is a party or by which it is bound. There are no rights to purchase shares of capital stock or other securities convertible or exercisable for capital stock of the Israeli Subsidiary.

(b) Neither the Company nor the Israeli Subsidiary is the subject of any proceeding seeking liquidation, reorganization or similar relief under any bankruptcy, insolvency, receivership or similar law or has applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or the Israeli Subsidiary or for a substantial part of its assets.

(c) Schedule 2.1(c) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of: (i) the names of the members of the board of directors of the Israeli Subsidiary; (ii) the names of the members of each committee of the board of directors of the Israeli Subsidiary; and (iii) the names and titles of the officers of the Company and the Israeli Subsidiary.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock and 20,416,662 shares of Company Preferred Stock. The Shares are the only shares of Company Common Stock that are and will be issued and outstanding as of the Agreement Date (except for such additional shares of Company Common Stock that may be issued pursuant to the exercise of Company Awards outstanding as of the Agreement Date as set forth in Schedule 2.2(a) and Schedule 1.1(gg) of the Company Disclosure Letter) and the Buyer Shares are the only shares of Preferred Stock that are and will be issued and outstanding as of the Agreement Date and the Closing Date. As of the Agreement Date, there are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company other than pursuant to the exercise of outstanding Company Awards under the Company Equity Plans as set forth in Schedule 2.2(a) and Schedule 1.1(gg) of the Company Disclosure Letter. Schedule A, Schedule 2.2(a), Schedule 1.1(gg) of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Company Common Stock, the number of such shares so owned by such Person and whether the shares are Company 102 Shares. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such person in the issued and outstanding capital stock or voting securities of the Company. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in the Company Rights

Agreement, are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party or by which the Company is bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. Except as set forth in the Company Rights Agreement, the Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Capital Stock, Company Restricted Stock Grants, and all Company Options were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts. The Company was formed on October 9, 2009.

(b) As of the Agreement Date, the Company has reserved 10,263,211 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plans, of which 1,794,000 shares are subject to outstanding and unexercised Company Options, 7,095,461 shares are subject to outstanding and unvested Company PRSUs, 1,271,563 shares have been issued upon exercise of vesting of Company Awards, 3,600,000 shares have been issued pursuant to Company Restricted Stock Grants, and 107,499 shares remain available for issuance thereunder. Schedule 2.2(b) and Schedule 1.1(gg) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Awards, whether or not granted under the Company Equity Plans, including the number of shares of Company Common Stock subject to each Company Awards, the date of grant, the vesting schedule (and the terms of any acceleration thereof), the number of shares which are vested, the number of shares which are unvested, the exercise price per share, the Tax status of such option under Section 422 of the Code (and with respect to Company Awards granted to Israeli residents, whether each such Company Award was granted pursuant to Section 3(i) of the Israeli Tax Code or Section 102 thereof and specifying the subsection of Section 102 of the Israeli Tax Code pursuant to which the Company Award was granted), an indication of whether such holder is an employee of the Company or the Israeli Subsidiary, the term of each Company Award, the plan from which such Company Award was granted and the residence of such holder. In addition, Schedule 2.2(b) and Schedule 1.1(gg) of the Company Disclosure Letter indicates which holders of outstanding Company Awards are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and the Company. Correct and complete copies of each Company Equity Plan, all agreements and instruments relating to or issued under each Company Equity Plan (including executed copies of all Contracts relating to each Company Award and the shares of Company Capital Stock purchased under such option) have been provided to Buyer’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being provided to Buyer’s counsel, and except as set forth in Schedule 2.2(b) of the Company Disclosure Letter, there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided to Buyer’s counsel. The term of the Company Equity Plans permit the cancellation and exchange of Company Awards to purchase Company Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Company Stockholders, or otherwise and, except as set forth in Schedule 2.2(b) of the Company Disclosure Letter, without any acceleration of the exercise schedule or vesting provisions in effect for those Company Awards. Except as set forth in Schedule 2.2(b) of the Company Disclosure Letter, no benefits under any of such Company Equity Plans will accelerate in connection with the Share Exchange or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Buyer or the Israeli Subsidiary, or any other event, whether before, upon or following the Share Exchange or otherwise. Except as set forth in Schedule 2.2(b) of the Company Disclosure Letter, no other outstanding Company Awards, whether under the Company Equity Plans or otherwise, will be accelerated in connection with the Share Exchange or any other transaction contemplated by this Agreement.

(c) Other than as set forth on Schedule 2.2(a) and Schedule 1.1(gg) of the Company Disclosure Letter, as of the Agreement Date, no Person has any right to acquire any shares of Company Capital Stock or any Company Awards or other rights to purchase shares of Company Capital Stock or other securities of the Company, from the Company or, the Knowledge of the Company, any Company Securityholder (“Company Stock Rights”).

(d) No bonds, debentures, notes or other indebtedness of the Company (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(e) Except for the Company Awards described in Schedule 2.2(a) and Schedule 1.1(gg) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, Company Awards or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Award, warrant, call, right or Contract. Except as set forth in Schedule 2.2(f) of the Company Disclosure Letter and the Company Rights Agreement, there are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company and any Company Securityholder, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, or (ii) to the Knowledge of the Company, between or among any of the Sellers and any other Person.

(f) The Spreadsheet will accurately set forth, as of the Closing, the name of each Person that is the registered owner (and, if applicable, the beneficial owner) of any shares of Company Capital Stock and/or Company Awards and the number and kind of such shares so owned, or subject to Company Awards so owned, by such Person, and whether such Person is or was an employee of the Company. The number of such shares set forth as being so owned, or subject to Company Awards so owned, by such Person will constitute the entire interest of such person in the issued and outstanding capital stock, voting securities or other securities of the Company as of the Closing and immediately prior to the Closing (except for such additional shares of Company Common Stock that may be issued pursuant to the exercise of Company Awards outstanding as of the Agreement Date as set forth in Schedule 2.2a(a) and 1.1(gg) of the Company Disclosure Letter). As of the Closing and immediately prior to the Closing, no other Person not disclosed in the Spreadsheet will have any Company Stock Rights or otherwise have a right to acquire or receive any shares of Company Capital Stock and/or Company Awards or other securities of the Company from the Company, nor shall any Person have a right to receive any compensation in consideration for or in lieu of any securities of the Company other than as set forth in the Spreadsheet. In addition, the shares of Company Capital Stock and Company Awards disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Certificate of Incorporation or Bylaws or any Contract to which the Company or any of the Sellers is a party or by which it is bound. The calculation and allocation of the number of shares and fractional share payments to each of the Persons set forth in the Spreadsheet, will be, when delivered, accurate and complete and in accordance with this Agreement. No holder of any Company Capital Stock is entitled to receive consideration in priority or preference to other holders pursuant to the transactions contemplated hereunder.

(g) Except as set forth in Schedule 2.2(g) of the Company Disclosure Letter or otherwise provided in this Agreement, no Seller, in its capacity as a stockholder, director or officer of the Company, will be entitled to any indemnity, reimbursement or other similar rights from Buyer, the Company or any of their respective Subsidiaries, including, without limitation, by virtue of such Seller’s investment in the Company or any other Contract (other than routine expense reimbursements to employees of the Company or the Israeli Subsidiary consistent with Company policy (whether or not written)), and no obligation, liability or other circumstances shall exist at the Closing that give or may give rise to any liability of Buyer, the Company or the Israeli Subsidiary to any Seller, other than as specifically set forth in Article 1 of this Agreement.

2.3 Authority; Noncontravention.

(a) Subject to the execution of this Agreement by each of the Sellers, the Company has and shall have all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the other Transaction Documents to which the Company is a party will be, when executed and delivered, duly executed and delivered by the Company and constitutes or will constitute, as applicable, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company’s board of directors, has approved and adopted this Agreement and the other Transaction Documents to which the Company is a party and approved the Share Exchange and the other transactions contemplated hereby and thereby, determined that this Agreement, the other Transaction Documents to which the Company is a party and the terms and conditions of the Share Exchange and this Agreement and the other Transaction Documents to which the Company is a party are advisable and in the best interests of the Company and the Company Stockholders, and unanimously recommended that all of the Company Stockholders adopt this Agreement and the other Transaction Documents to which the Company is a party. The affirmative votes of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and the other Transaction Documents to which the Company is a party and approve the Share Exchange pursuant to the Delaware Law and Legal Requirements.

(b) The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the material properties or assets of the Company or any of the shares of Company Capital Stock or (ii) conflict with, or result in any material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company, in each case as amended to date, (b) any Contract of the Company or any Contract applicable to any of its material properties or assets, or (c) any Legal Requirements (excepting, for this purpose, any Orders which generally apply in Israel or in the Company’s and/or the Israeli Subsidiary’s general area of business) applicable to the Company or any of its material properties or assets.

(c) No material consent, approval, order or authorization of, or registration, notice to, or declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.

2.4 Financial Statements; Governmental Grants.

(a) The Company has delivered to Buyer the unaudited financial statements of the Company for each of the years ended December 31, 2010, 2011 and 2012 and the unaudited consolidated financial statements prepared by the Company for the 9-month period ended September, 2013 (including, in each case, balance sheets, statements of income, statements of cash flows and statements of stockholder’s equity) (the “Company Financial Statements”). The Company has delivered to Buyer the unaudited statutory financial statements of the Israeli Subsidiary for each of the years ended December 31, 2011 and 2012, in the form provided to Israeli tax authorities, and the unaudited consolidated financial statements prepared by the Company for the 9-month period ended September 30, 2013 (including, in each case, balance sheets, statements of income, statements of cash flows and statements of stockholder’s equity) (collectively, the “Israeli Subsidiary Financial Statements” and, together with the Company Financial Statements, the “Financial Statements”). The Financial Statements are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are consistent with the books and records of the Company in all material respects, (ii) fairly and accurately present, in all material respects, the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified, (iii) are true, complete and correct in all material respects and (iv) in the case of the Company Financial Statements, were prepared in accordance with GAAP, except as may be indicated therein or in the notes thereto, applied on a consistent basis throughout the periods indicated and, in the case of the Israeli Subsidiary Financial Statements, were prepared in accordance with Israeli GAAP, except as may be indicated therein or in the notes thereto, applied on a consistent basis throughout the periods indicated.

(b) Neither the Company has any Liabilities of any nature that are required to be set forth on a balance sheet in accordance with GAAP nor does the Israeli Subsidiary have any Liabilities of any nature that are required to be set forth on a balance sheet in accordance with Israeli GAAP, in each case, other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of March 31, 2013 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since March 31, 2013 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, (iii) those that are not otherwise material in nature or amount to the Company, taken as a whole, (iv) executory obligations under Contracts entered into by the Company in the ordinary course of business consistent with past practice and existing as of the date hereof (other than Liabilities resulting from any breach of Contract or from any Legal Requirement (excepting, for this purpose, any Orders which generally apply in Israel or in the Company’s and/or the Israeli Subsidiary’s general area of business)), and (v) those incurred by the Company in connection with the execution of this Agreement and the other Transaction Documents to which the Company is a party.

(c) Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet material Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. Without limiting the generality of the foregoing, neither the Company nor the Israeli Subsidiary guarantees any debt or other obligation of any other Person.

(d) Schedule 2.4(d) of the Company Disclosure Letter lists all indebtedness of the Company and the Israeli Subsidiary for money borrowed (“Company Debt”), including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt. Except as set forth in Schedule 2.4(d) of the Company Disclosure Letter, all Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

(e) Neither the Company nor the Israeli Subsidiary has any outstanding material loans or advances (other than routine expense advances to employees of the Company or the Israeli Subsidiary consistent with past practice or accounts payable and similar current assets) to, or any investments in or capital contributions to, any Person (other than ordinary course funding to the existing Subsidiaries in order to fund operations in immaterial amounts consistent with past practice), and there are no material amounts owing to the Company or the Israeli Subsidiary other than accounts receivable that have arisen in the ordinary course of business.

(f) Schedule 2.4(f) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all persons authorized to make withdrawals therefrom.

(g) The accounts receivable shown on the Company’s balance sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges. To the Knowledge of the Company, the Company has not received a notice indicating that any of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim which, in the aggregate, amount to $100,000 or more, and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.

(h) Except as set forth in Schedule 2.4(d) of the Company Disclosure Letter, neither the Company nor the Israeli Subsidiary has ever applied for or is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Entity, including, without limitation, the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, the Investment Center of the Israeli Ministry of Industry, Trade and Labor established under the Israel Law for the Encouragement of Capital Investments-1959, the BIRD Foundation or any other grant programs for research and development, the European Union or the Fund for Encouragement of Marketing Activities of the Israeli Government (each of the foregoing, a “Governmental Grant”), nor to the actual Knowledge of the Company and the Israeli Subsidiary (without any independent investigation), is any asset owned or used by the Company or the Israeli Subsidiary or otherwise necessary for their business subject to any limitations, restrictions, obligations or other Liabilities by virtue or as a result of any Governmental Grant made available to any other Person. The Company and the Israeli Subsidiary, as applicable, are in compliance (other than in any immaterial respects) with the terms and conditions of their respective Governmental Grants and have duly fulfilled all the undertakings relating thereto (other than in any immaterial respects). No event has occurred, and no circumstance or condition exists, that would or that could reasonably be expected to give rise to or serve as the basis for: (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant; (ii) the imposition of any limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant; (iii) a requirement that the Company or the Israeli Subsidiary return or refund any benefits provided under any Governmental Grant; or (iv) the applicability of any Governmental Grant (and any limitation or requirement arising therefrom) to the Company or the Israeli Subsidiary, their business or assets. The Company has provided to Buyer true and accurate copies of all material documents evidencing applications for Governmental Grants submitted by the Company or the Subsidiaries and of all related letters of approval, and supplements thereto, granted to the Company or the Subsidiaries.

2.5 Litigation.

(a) (i) There is no private or governmental action, claim, proceeding, suit, hearing, litigation, audit or investigation (whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom brought, conducted or heard by or before, or otherwise involving any Governmental Entity (a “Legal Proceeding”), or, (ii) to the Knowledge of the Company and the Israeli Subsidiary, threatened against the Company or any of its material assets or properties or any of its directors or officers (in their capacities as such or relating to their employment, services or relationship with the Company or the Israeli Subsidiary), nor, (iii) to the Knowledge of the Company and the Israeli Subsidiary, is there any reasonable basis for any such Legal Proceeding. Notwithstanding the foregoing, clause (iii) of the foregoing sentence shall not be construed as covering Legal Proceedings relating to the matters described in Section 2.9 (Intellectual Property), nor shall clause (ii) or (iii) of the foregoing sentence be construed as covering customer complaints other than, to the Knowledge of the Company, material customer complaints.

(b) There is no judgment, decree, rule, injunction or order (an “Order”) against the Company or the Israeli Subsidiary, any of its material assets or properties, or, to the Knowledge of the Company or the Israeli Subsidiary, any of its directors or officers (in their capacities as such or relating to their employment, services or relationship with the Company or the Israeli Subsidiary), except for Orders which generally apply in Israel or in the Company’s and/or Israeli Subsidiary’s general area of business.

(c) To the Knowledge of the Company and the Israeli Subsidiary, there is no reasonable and legitimate basis for any Person to assert a claim against the Company, the Israeli Subsidiary or any of their respective material assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or the Israeli Subsidiary) based upon: (i) the Company or the Israeli Subsidiary entering into this Agreement and the other Transaction Documents to which the Company or the Israeli Subsidiary is a party or any of the other transactions or agreements contemplated hereby or thereby; (ii) any confidentiality or similar agreement entered into by the Company or the Israeli Subsidiary regarding its assets or properties; or (iii) any claim that the Company or the Israeli Subsidiary has agreed to sell or dispose of any of its assets or properties to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise. Neither the Company nor the Israeli Subsidiary has any Legal Proceeding pending against any other Person.

2.6 Restrictions on Business Activities. Except as set forth on Schedule 2.6 of the Company Disclosure Schedule, There is no Contract or Order binding upon the Company that materially restricts or prohibits, purports to materially restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Share Exchange, the effect of materially prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of Business or materially limiting the freedom of the Company to engage in the Business or any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person, including any grants by the Company of exclusive rights or exclusive licenses. Other than (i) the Company’s material Contracts referred to in Section 2.15, (ii) Open Source Materials, (iii) “shrink wrap”, (iv) end user license agreements, (v) non-disclosure agreements (or any other similar instrument), and (vi) confidential information and inventions assignment agreements with employees, consultants and contractors, there are no Contracts or permits to which the Company is a party that materially affect the material assets or properties of the Company.

2.7 Compliance with Laws; Governmental Permits. Each of the Company and the Israeli Subsidiary has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any Legal Requirement (excepting, for this purpose, any Orders which generally apply in Israel or in the Company’s and/or the Israeli Subsidiary’s general area of business), except where the failure to so comply would not result in a Material Adverse Effect. Each of the Company and the Israeli Subsidiary has obtained each material national, federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or the Israeli Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Neither the Company nor the Israeli Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. Each of the Company and the Israeli Subsidiary has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

2.8 Title to, Condition and Sufficiency of Assets. The Company and the Israeli Subsidiary has good title to, or valid leasehold interest in all of its tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Israeli Subsidiary valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. Schedule 2.7 of the Company Disclosure Letter identifies each parcel of real property leased by the Company and the Israeli Subsidiary. The Israeli Subsidiary does not currently own any real property.

2.9 Intellectual Property.

(a) As used in this Agreement, the following terms have the meanings indicated below:

(i) “Company Intellectual Property” means any and all Company Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or the Israeli Subsidiary.

(ii) “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company or the Israeli Subsidiary is a party or bound by, except for Contracts for Third-Party Intellectual Property that is generally, commercially available software and (i) is not material to, or can be replaced with commercially reasonable efforts on materially similar terms by, the Israeli Subsidiary; (ii) has not been modified or customized, other than in an immaterial manner for the Israeli Subsidiary; and (iii) is licensed for an annual fee under $10,000.

(iii) “Company Owned Intellectual Property” means any and all Intellectual Property that is owned (or purported to be owned) by the Company and the Israeli Subsidiary.

(iv) “Company Products” means all products or services currently produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or the Israeli Subsidiary and listed on Schedule 2.9(a)(iv) of the Company Disclosure Letter and items included on the Roadmap.

(v) “Company Registered Intellectual Property” means the United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered Internet domain names; and (d) registered copyrights and applications for copyright registration; registered or filed in the name of, the Company or the Israeli Subsidiary.

(vi) “Company Source Code” means, collectively, any software source code or algorithm contained in or relating to any software source code of any Company Products.

(vii) “Intellectual Property” means (a) Intellectual Property Rights; and (b) Proprietary Information and Technology and Intellectual Property Rights therein.

(viii) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(ix) “Open Source Materials” means software or other material that is licensed or distributed: (i) as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License); (ii) in source-code format under a non-negotiable, royalty-free license; or (iii) under other similar licensing regimes that require as a condition of use, modification or distribution that such software or other software incorporated into, derived from or distributed with such software: (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making derivative works; or (z) be redistributable at no or a nominal charge.

(x) “Personal Data” means information from or about an individual Person including, but not limited to, an individual Person’s: (a) personally identifiable information; (b) internet protocol address or other persistent identifier; and (c) “information” as defined by the Israeli Privacy Protection Law, 1981, and whether or not such “information” constitutes “sensitive information” as defined thereunder.

(xi) “Proprietary Information and Technology” means any and all tangible embodiments of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all tangible and instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xii) “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(b) Status. The Company or the Israeli Subsidiary has good and exclusive title and ownership free and clear of any Encumbrances (with the exception of (i) Permitted Encumbrances and (ii) nonexclusive licenses granted by the Company or the Israeli Subsidiary, or end user terms of service entered into by users of the Company Products, in the ordinary course substantially in the form reviewed by Buyer’s legal department), or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business; provided, however, that the foregoing representation is made to the Knowledge of the Company and the Israeli Subsidiary with respect to Open Source Materials registered trademarks, trademark applications and patents and patent applications. Neither the Company nor the Israeli Subsidiary has transferred ownership of, or agreed to transfer ownership of, or granted any exclusive licenses to, or agreed to grant any exclusive licenses to any Company Intellectual Property Rights that are Company Owned Intellectual Property to any third party. Other than as referred to in Schedule 2.9(b) of the Company Disclosure Letter, no third party has any ownership right, title, interest in lien on, or to the Knowledge of the Company, any claim to any of the Company Owned Intellectual Property.

(c) Company Registered Intellectual Property. Schedule 2.8(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. The Company has no Knowledge of circumstances that could reasonably be expected to render any Company Registered Intellectual Property invalid, other than as set forth in Schedule 2.9(c) of the Company Disclosure Letter. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company or the Israeli Subsidiary’s ownership interests therein.

(d) No Government or Academic Institutions Assistance. No (i) Governmental Entity or (ii) facilities of a university, college, other educational institution or research center have acquired any rights as the result of providing any funding relating to the development of any Company Owned Intellectual Property, and no Governmental Entity used, prior to the Agreement Date, any statutory government rights and prerogatives thereof as defined under the Israeli Patent Law-1967 (the “IPL”), including rights under Section 55, Chapter 6 and Chapter 8 thereof.

(e) Invention Assignment and Confidentiality Agreement. All current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual

Property for the Company or the Israeli Subsidiary (each an “Author”), have signed proprietary information and invention disclosure and Intellectual Property assignments substantially similar to the form the Company has made available to Buyer (each a “PIIA”). All current and former Israeli employees and consultants of the Israeli Subsidiary have expressly and irrevocably waived the right to receive compensation in connection with “Service Inventions” under Section 134 of the IPL. To the Knowledge of the Company and the Israeli Subsidiary, no third party, by virtue of any employment agreement or invention assignment or nondisclosure agreement or such other contractual obligation to which any developer, inventor or other contributor thereof is subject, any third party has acquired any rights in any Company Owned Intellectual Property.

(f) No Violation. To the Knowledge of the Company and the Israeli Subsidiary, no current or former employee, consultant, advisor or independent contractor of the Israeli Subsidiary: (i) is or as a direct result of the execution or delivery of this Agreement or of the other Transaction Documents, or the performance thereof, will be in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or the Israeli Subsidiary or using trade secrets or proprietary information of others without permission in connection with such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Israeli Subsidiary; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Israeli Subsidiary that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work; provided that for the purposes of this Section 2.9(f) only “Knowledge” means (i) the actual Knowledge of the persons listed on Schedule 2.9(f), (iii) such facts, circumstances and events contained in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the direct possession of such person, including his or her personal files.

(g) Confidential Information. Each of the Company and the Israeli Subsidiary has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company and the Israeli Subsidiary as well as confidential or non-public information provided by any third party to the Israeli Subsidiary under a written obligation of confidentiality (“Confidential Information”). All current and former employees and contractors of the Israeli Subsidiary and any third party having authorized access to Confidential Information have executed and delivered to the Israeli Subsidiary a written legally binding agreement regarding the protection of such Confidential Information.

(h) Non-Infringement. Other than as referred to in Schedule 2.8(h) of the Company Disclosure Letter, to the Knowledge of the Company and the Israeli Subsidiary, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation or other violation of any Company Owned Intellectual Property by any third party, including any current or former employee of the Company or the Israeli Subsidiary. Neither the Company nor the Israeli Subsidiary has not brought any action, suit or proceeding against any third party for infringement or misappropriation of any Company Owned Intellectual Property or breach of any Company Intellectual Property Agreement. Neither the Company Products nor any Company owned or, to the Company’s Knowledge, licensed content provided by the Company and contained in the Company Products (and, with respect to Patents and registered trademarks only, to the Knowledge of the Company) are infringing, misappropriating or violating and have not infringed, misappropriated or violated the Intellectual Property of any third party. The operation of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company

Owned Intellectual Property, and (ii) the use of any product, device, process or service used in the Business by the Company or the Israeli Subsidiary does not infringe, misappropriate or violate, and has not infringed, misappropriated or violated any Third Party Intellectual Property. Neither the Company nor the Israeli Subsidiary has been sued in any action, suit or proceeding or received any written communications (including any third party reports by users) alleging that the Company or the Israeli Subsidiary has infringed, misappropriated, or violated any Intellectual Property of any other Person. No Company Owned Intellectual Property or Company Product is subject to any Legal Proceeding, Order, judgment, settlement agreement or stipulation adversely affecting in any other than immaterial manner the Company Owned Intellectual Property.

(i) Digital Millennium Copyright Act. The Israeli Subsidiary operates and has operated its Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (“DMCA”).

(j) Licenses; Agreements. Except as set forth in Schedule 2.8(j) of the Company Disclosure Letter, neither the Company nor the Israeli Subsidiary has granted or is bound by, or a party to, any options, licenses or agreements of any kind relating to any Company Owned Intellectual Property except: (i) nonexclusive license or end user terms of service entered into by users of the Company Products in the ordinary course; (ii) standard distribution and referral agreements substantially similar to those that have been reviewed by Buyer’s legal department in respect of the Company or the Israeli Subsidiary; (iii) Open Source Materials; (iv) ordinary course non-disclosure and confidentiality agreements substantially similar to those reviewed by Buyer’s legal department in respect of the Company or the Israeli Subsidiary s and (v) PIIAs with Company employees, contractors and consultants that are substantially similar to the form of PIAA which have been provided to Buyer’s legal department in respect of the Company or the Israeli Subsidiary. Neither the Company nor the Israeli Subsidiary is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, license or use of any Company Products or Company Owned Intellectual Property which, individually exceed $25,000 and, in the aggregate, exceed $100,000, other than pursuant to reseller agreements the terms of which have been reviewed by Buyer’s legal department in respect of the Company or the Israeli Subsidiary. Neither the execution nor delivery of this Agreement or of the other Transaction Documents will conflict with or constitute a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant, or instrument to which the Company or the Israeli Subsidiary is a party.

(k) Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:

(i) Neither the Company nor the Israeli Subsidiary is (and will be as a result of the execution and delivery or effectiveness of this Agreement or the other Transaction Documents to which the Company is a party or the performance of the Company’s obligations under this Agreement or the other Transaction Documents to which the Company is a party), in breach of any Company Intellectual Property Agreement, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not result in a contractual trigger that would give rise to the modification, cancellation, termination, suspension of, or acceleration of any payments (including any right or requirement of the payment of any additional amounts or consideration), rights, obligations, or remedies with respect to any material Company Intellectual Property Agreements, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(ii) To the Knowledge of the Company and the Israeli Subsidiary, there are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or the Israeli Subsidiary thereunder;

(iii) No Company Intellectual Property Agreement requires the Company or the Israeli Subsidiary to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(iv) Other than as referred to in Schedule 2.9(k)(iv) of the Company Disclosure Letter, none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Owned Intellectual Property;

(v) None of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Owned Intellectual Property other than pursuant to such an agreement substantially similar to those that have been reviewed by Buyer’s legal department in respect of the Company or the Israeli Subsidiary;

(vi) Each of the Company and the Israeli Subsidiary has obtained valid, written, perpetual, non-terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into, used in, integrated or bundled by the Company or the Israeli Subsidiary with any of the Company Products, the only exceptions to which with respect to being perpetual, non-terminable (other than for cause) are those that been reviewed by Buyer’s legal department in respect of the Company or the Israeli Subsidiary and Contracts for Third-Party Intellectual Property that is generally, commercially available software and (i) is not material to, or can be replaced with commercially reasonable efforts on materially similar terms by, the Israeli Subsidiary; (ii) has not been modified or customized, other than in an immaterial manner for the Israeli Subsidiary; and (iii) is licensed for an annual fee under $10,000; and

(l) Neither this Agreement, the other Transaction Documents nor the transactions contemplated hereby or thereby, or the terms of any Contract to which the Company or the Israeli Subsidiary is a party, will result in (other than as a result of Legal Requirements applicable to Buyer or pursuant to any Contract entered into by Buyer): (i) Buyer or any of its Affiliates (other than the Company or the Israeli Subsidiary) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Buyer or any of its Affiliates (other than the Company or the Israeli Subsidiary), (ii) Buyer or any of its Affiliates (other than the Company or the Israeli Subsidiary), being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses or (iii) Buyer or any of its Affiliates (including the Company or the Israeli Subsidiary) being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(m) Source Code. Other than as referred to in Schedule 2.9(m) of the Company Disclosure Letter, neither the Company nor the Israeli Subsidiary has disclosed, delivered or licensed to any Person, other than Buyer, or agreed or obligated itself to disclose, deliver or license to any Person, other than Buyer, or expressly permitted the disclosure or delivery to any escrow agent or other Person other than for the benefit of the Buyer, any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to employees and consultants involved in the development of Company Products.

(n) Open Source Software. Each of the Company and the Israeli Subsidiary is in compliance with the terms and conditions of all licenses for the Open Source Materials, other than in any immaterial respects. Other than as set forth in Schedule 2.9(n) of the Company Disclosure Letter, each of the Company and the Israeli Subsidiary has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Products, or, to the Knowledge of the Company, Company Owned Intellectual Property, under any licensing regime that requires as a condition of use, modification or distribution that such software or other software incorporated into, derived from or distributed with such software: (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making derivative works; or (z) be redistributable at no or a nominal charge; (ii) distributed Open Source Materials in conjunction with any Company Products or, to the knowledge of the Company, with Company Owned Intellectual Property; or (iii) used Open Source Materials, in such a way that, with respect to (i) or (ii), creates, or purports to create obligations for the Company with respect to any Company Owned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributable at no charge) other than grants made by the Company pursuant to standard Company license agreements that have been reviewed by Buyer’s legal department.

(o) Privacy. The Company has established privacy policies with respect to the Personal Data which are in conformance with all Legal Requirements, other than in any immaterial respects. Other than in any immaterial respects, the Company is in compliance with such privacy policies, with any contractual obligations relating to privacy, data protection, and the collection and use of the Personal Data and with all such Legal Requirements, regulations relating to the use, collection, storage, disclosure and transfer of any Personal Data collected by the Company or by third parties having authorized access to the records of the Company (including, the Israeli Privacy Protection Law-1981). The execution, delivery and performance of this Agreement and the other Transaction Documents, will comply with all such Legal Requirements and regulations relating to privacy and with the Company’s privacy policies. Neither the Company nor the Israeli Subsidiary has received any complaint regarding the Company’s collection, use or disclosure of Personal Data.

(p) Personal Data. Schedule 2.8(p) of the Company Disclosure Letter identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (“Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. Other than in any immaterial respects, no breach or violation of any such security policy by the Company has occurred or, to the Knowledge of the Company, is threatened, and to the Knowledge of the Company, there has been no unauthorized or illegal use of or access to any of the Personal Data in any of the Company Databases.

(q) Neither the Company nor the Israeli Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization in a manner that could reasonably be expected to obligate the Company or such Subsidiary to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.

(r) All Company Products sold, licensed, leased, rendered or delivered by the Company or the Israeli Subsidiary to customers and all services provided by or through the Company or the Israeli Subsidiary (directly or indirectly, including through distributors, agents, sale representatives and similar Persons) on or prior to the Closing, substantially conform to applicable contractual commitments and express warranties (subject to any services credits mechanisms set forth in service level agreements of the Company in a standard form that have been reviewed by Buyer’s legal department and to the extent not subject to legally effective express exclusions thereof).

2.10 Taxes.

(a) Each of the Company and the Israeli Subsidiary has, in all material respects, properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date and has timely paid all Taxes required to be paid by it for which payment is due (whether or not shown on any Tax Return) and has, other than amounts accrued for in the Financial Statements, no material Liability for Taxes in excess of the amount so paid. There is no claim for Taxes being asserted against the Company or the Israeli Subsidiary that has resulted in an Encumbrance against any of the assets or properties of the Company or the Israeli Subsidiary, other than liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established. All Taxes required to be withheld or paid by the Company or the Israeli Subsidiary in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person have been duly and timely withheld or paid, and any such withheld Taxes have been either duly and timely paid to the proper Tax Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Tax Authority, and the Company or the Israeli Subsidiary has complied with all Legal Requirements relating to the proper reporting of such withheld amounts. There are no liens on or against any of the assets or properties of the Company or the Israeli Subsidiary, other than liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established.

(b) The Company has made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or the Israeli Subsidiary.

(c) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and/or the Israeli Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor the Israeli Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date or Taxes arising in connection with the transactions contemplated by this Agreement.

(d) There is (i) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or the Israeli Subsidiary being conducted by a Tax Authority, (ii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or the Israeli Subsidiary currently in effect and (iii) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or the Israeli Subsidiary does not file Tax Returns that the Company or the Israeli Subsidiary is or may be subject to taxation by that jurisdiction.

(e) Neither the Company nor the Israeli Subsidiary will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax law as a result of transactions, events or accounting methods employed prior to the Share Exchange.

(f) Neither the Company nor the Israeli Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or the Israeli Subsidiary have any Liability or potential Liability to another party under any such agreement.

(g) Each of the Company and the Israeli Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under applicable Legal Requirements, such as Section 6662 of the Code, for federal, state, local or foreign Tax purposes.

(h) Neither the Company nor the Israeli Subsidiary has consummated or participated in, and none of them are currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor the Israeli Subsidiary has participated in, nor are any of them currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4 (b), or Section 131(g) of the Israeli Tax Code, or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(i) Neither the Company nor the Israeli Subsidiary or any predecessor of the Company or the Israeli Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(j) To the Knowledge of the Company, neither the Company nor the Israeli Subsidiary is subject to Tax in any country other than its country of incorporation or formation by virtue of being treated as a tax resident, having a permanent establishment or other place of business or, except with respect to withholding Taxes, by virtue of having a source of income in that country.

(k) The Company and the Israeli Subsidiary are in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and the Israeli Subsidiary. The prices for any property or services (or for the use of any property) provided by or to the Company or the Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(l) Neither the Company nor the Israeli Subsidiary has any Liability for the Taxes of any Person (other than the Company or the Israeli Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(m) Neither the Company nor the Israeli Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received prior to the Closing Date; or (vi) election under Section 108(i) of the Code made prior to the Closing Date.

(n) Neither the Company nor the Israeli Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(o) Each of the Company and the Israeli Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts are ordinarily provided.

(p) The Company for itself and for the Israeli Subsidiary has made available to the Buyer all documentation relating to any applicable Tax holidays or incentives. The Company and the Israeli Subsidiary are in compliance, in all material respects, with the requirements for any applicable Tax holidays or incentives and, to the Knowledge of the Company, none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement. Neither the Company nor any Subsidiary is, or has ever, claimed or qualified for benefits under the Capital Investment Encouragement Law of 1959, including as a result of a status of an “Approved enterprise”, “Benefited enterprise” or “Preferred enterprise”, and has never filed any application with any Governmental Entity to qualify for such status.

(q) The Company is not and has not been at any time during the five (5) year period ending on the Closing Date a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(r) Neither the Company nor the Israeli Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Share Exchange.

(s) Schedule 2.10(s) to the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(t) No closing agreements, private letter rulings or similar agreements or rulings relating to Taxes have been requested, entered into, or issued by any Governmental Entity with or in respect of the Company or the Israeli Subsidiary, other than the Israeli 102 Tax Ruling, the Israeli 102 Tax Ruling, the Israeli Section 102 Interim Tax Ruling (if and as applicable), the 104(h) Interim Tax Ruling (if and as applicable), and the election of tax route under Section 102 of the Israel Tax Code. To the Knowledge of the Company or the Israeli Subsidiary, no technical advice memoranda relating to Taxes has been issued by any Governmental Entity in respect of the Company or the Israeli Subsidiary. Neither the Company nor the Israeli Subsidiary has requested or received a ruling from any Tax authority (the Israeli 102 Tax Ruling, the Israeli 102 Tax Ruling, the Israeli Section 102 Interim Tax Ruling (if and as applicable), and the 104(h) Interim Tax Ruling (if and as applicable) and except for the election of tax route under Section 102 of the Israel Tax Code). The Company has made available to Buyer accurate and complete copies of any Tax ruling obtained from the Israeli Tax Authority and applications therefor, including with respect to Company Awards, in each case since inception.

(u) Neither the Company nor the Israeli Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Code or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Israeli Tax Code.

(v) Any related party transactions subject to Section 85A of the Israeli Tax Code conducted by the Company or the Israeli Subsidiary has been on an arms’ length basis in accordance with Section 85A of the Israeli Tax Code.

(w) The Israeli Subsidiary is duly registered for purposes of Israeli Value Added Tax (“VAT”). The Israeli Subsidiary has complied with all laws concerning VAT, including with respect to the timely filing or making of accurate Tax Returns and payments and the maintenance of records. The Israeli Subsidiary has not made any exempt transactions (as defined in the VAT law) and there are no circumstances by reason of which there might not be a full entitlement to full credit for all VAT chargeable on inputs, supplies, acquisitions received and imports made (or agreed or deemed to be received or made) by it. The Company has never been, and is currently not, required to effect Israeli VAT registration.

(x) Neither the Company nor the Israeli Subsidiary, is a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963

2.11 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.11(a) of the Company Disclosure Letter lists all “employee benefit plans” which are maintained or contributed to by the Company or the Israeli Subsidiary for its employees (i) within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) of the Company , irrespective of whether such plan is managed outside the United States, (ii) each loan to a current employee of the Company or the Israeli Subsidiary, (iii) other than the Company Equity Plan, all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which any unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).

(b) The Company has furnished to Buyer a true, correct and complete copy of each of the Company Employee Plans and related plan documents. The Company does not sponsor or maintain any self-funded Company Employee Plan, including, without limitation, any plan to which a stop-loss policy applies.

(c) Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Buyer (other than ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action, litigation or claim has been brought, or to the Knowledge of the Company or the Israeli Subsidiary, threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor or their Isreali counterparts.

(d) Each type of compensation and benefit plan maintained or contributed to by the Company or the Israeli Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States as of the Agreement Date (each such plan, a “Foreign Plan”) is listed in

Schedule 2.11(d) of the Company Disclosure Letter. As regards each Foreign Plan, except as set forth on Schedule 2.11(d) of the Company Disclosure Letter, (i) such Foreign Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan (and, specifically, with respect to Section 102 of the Israeli Tax Code and the regulations promulgated thereunder in all material respects, the Company has complied with the applicable requirements of Section 102 of the Israeli Tax Code and the regulations promulgated thereunder and any publications issued by the ITA in all material respects, including the timely deposit and notification to the Section 102 Trustee and the ITA of Company 102 Awards and Company 102 Shares), (ii) all contributions and material payments to such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, (iv) there are no pending investigations by any Governmental Entity involving such Foreign Plan to the Company’s Knowledge, and no pending claims to the Company’s Knowledge, and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity with respect to any claim (except for claims for benefits payable in the normal operation of such Foreign Plan), suit or a written notice regarding proceeding against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (v) the consummation of the transactions contemplated by this Agreement is not expected to create or otherwise result in any Liability with respect to such Foreign Plan, and (vi) except as required by applicable Legal Requirements, no condition exists that would prevent the Company or the Israeli Subsidiary from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). No Foreign Plan has unfunded material Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

(e) All Company Awards currently outstanding which were granted by the Company to its Israeli officers, directors and employees were granted under the Company Equity Plan, which was filed for approval with the ITA under the capital gains route of Section 102 of the Israel Tax Code for the purpose of granting options under the capital gains route under Section 102 of the Israeli Tax Code and are subject to tax under the capital gains route under Section 102 of the Israeli Tax Code.

(f) Except as set forth in Schedule 2.11(f) of the Company Disclosure Letter, the Company and the Israeli Subsidiary are in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not materially engaged in any unfair labor practice and specifically with respect to the Israeli Employees (and without limiting the foregoing), the Company and the Israeli Subsidiary are in compliance with all Legal Requirements applicable to the Israeli Employees, including The Israeli Prior Notice to the Employee Law, 2002, The Israeli Advance Notice of Discharge and Resignation Law, (5761-2001), The Israeli Notice to Employee (Terms of Employment) Law (5762-2002), the Israeli Hours of Work and Rest Law, 1951, The Israeli Prevention of Sexual Harassment Law (5758-1998), and The Employment of Employee by Manpower Contractors Law (5756-1996) (in each case, as amended). The Company and the Israeli Subsidiary have not engaged any Israeli Employees whose employment would require special approvals. Neither the Company nor the Israeli Subsidiary are liable for any arrears of wages, compensation, Taxes (including social security), penalties or other sums for failure to comply with any of the foregoing. The Company and the Israeli Subsidiary have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants, all as applicable. Neither the Company and the Israeli Subsidiary are liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). Every employee of the Company or the Israeli Subsidiary who requires a visa, employment pass or other required permit to work in the country in which he is employed has a current employment pass or such other required permit and all necessary permission to remain in such country.

(g) Except as required under applicable Legal Requirements (excepting, for this purpose, any Orders which generally apply in Israel or in the Company’s and/or the Israeli Subsidiary’s general area of business), neither the execution or delivery of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of a subsequent event, (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise but excluding any termination payments in accordance with Legal Requirements (excepting, for this purpose, any Orders which generally apply in Israel or in the Company’s and/or the Israeli Subsidiary’s general area of business)) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or a Subsidiary to any Person. No amount paid or payable by the Company or a Subsidiary in connection with the transactions contemplated by this Agreement or the other Transaction Documents, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or will not be deductible by the Company by reason of Code Section 280G.

(h) Solely with respect to employees who reside or work in Israel (“Israeli Employees”): (i) neither the Company nor the Israeli Subsidiary is a party to any collective bargaining Contract, collective labor agreement or other Contract or arrangement with a labor union, trade union or other organization or body representing any of its Israeli Employees, (ii) neither the Company nor the Israeli Subsidiary has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees, (iii) except as detailed in Schedule 2.10(a)h) of the Company Disclosure Letter, neither the Company nor the Israeli Subsidiary has or is subject to, and no Israeli Employee of the Company or the Israeli Subsidiary benefits from, any extension order (‘tzavei harchava’), except for extension orders which generally apply to all employees in Israel or to all employees in the Israeli Subsidiary’s general area of business, (iv) all of the Israeli Employees are “at will” employees or are subject to the termination notice provisions included in employment agreements or applicable Legal Requirements, including such provisions that apply to the Company’s and the Subsidiaries’ employees generally or any part thereof under any applicable collective agreement or arrangement, and (v) except as detailed in Schedule 2.10(a)h) of the Company Disclosure Letter, (a) the Company’s or the applicable Subsidiary’s obligations to provide vacation pursuant to the Israeli Annual Leave Law-1951 and any personal employment agreement have been satisfied or have been fully accrued on the Company’s financial statements and (b) the arrangement regulated in the General Order published under Section 14 of the Severance Pay Law 1963 applies to all of the Israeli Employees and accordingly the Company’s or the applicable Israeli Subsidiary’s obligations to provide severance pay to its Israeli

Employees have been fully satisfied by the amounts accrued in the Israeli Employees’ severance funds. There are no unwritten Company or Israeli Subsidiary policies or customs which, by extension, entitle Israeli Employees to material benefits in addition to what they are entitled by law or Contract. “Israeli Employee” shall not include consultants, sales agents and other independent contractors. Except as set forth in Schedule 2.10(h) of the Company Disclosure Letter, the services with the Company (or the Israeli Subsidiary) of all of the Israeli Employees are terminable by the Company on 30 days’ notice or less, subject to the provisions of any applicable Legal Requirement. Neither the Company nor the Israeli Subsidiary has Knowledge of any pending claim threatened against the Company or the Israeli Subsidiary by a current or former Israeli Employee for compensation upon termination of employment (beyond the severance pay to which employees are entitled and other payments due to the employees as a consequence of the termination of their employment). All amounts that the Company and the Israeli Subsidiary are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Israeli Tax Code and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and the Company and the Subsidiaries do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due or other than the payment accrued on the Company Balance Sheet). Except as detailed in Schedule 2.10(a)h) of the Company Disclosure Letter, the Company and the Israeli Subsidiary have not engaged any consultants, sub-contractors, sales agents or freelancers in a full time position engaged on the Israeli Subsidiary’s premises and all consultants, sub-contractors, sales agents or freelancers who supply services to the Israeli Subsidiary have in their engagement agreements (copies of which have been provided to the Buyer) with the Israeli Subsidiary customary provisions regarding their no-employee status.

(i) Each of the Company and the Israeli Subsidiary has provided to Buyer a true, correct and complete list, as of the Agreement Date, of the names, positions and rates of compensation of all officers, directors, and employees of the Company and the Israeli Subsidiary, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt,, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. Each of the Company and the Israeli Subsidiary has provided to Buyer the additional following information, as of the Agreement Date, for each of its international employees: city/country of employment, citizenship, date of hire and manager’s name and work location. Each of the Company and the Israeli Subsidiary has provided to Buyer a true, correct and complete list, as of the Agreement Date, of all of its current consultants, advisory board members and independent contractors and for each whether the engagement may be terminated by written notice by either party.

(j) To the Knowledge of the Company, no employee of the Company or the Israeli Subsidiary is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or the Israeli Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. No employee of the Company or the Israeli Subsidiary has given written notice to the Company or the Israeli Subsidiary that such employee intends to terminate his or her employment with the Company or the Israeli Subsidiary. Except for non-U.S. employees of the Company or the Israeli Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept, the employment of each of the employees of the Company or the Israeli Subsidiary is “at will” and the Company and the Israeli Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as required under applicable Legal Requirements. The Company and the Israeli Subsidiary has not

(i) entered into any Contract that obligates or purports to obligate Buyer to make an offer of employment to any present or former employee or consultant of the Company or the Israeli Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or the Israeli Subsidiary of any terms or conditions of employment with Buyer following the Closing.

(k) Except with regard to the Israeli Employees, neither the Company nor the Israeli Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or the Israeli Subsidiary and neither the Company nor the Israeli Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or the Israeli Subsidiary. Neither the Company nor the Israeli Subsidiary has Knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or the Israeli Subsidiary pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or the Israeli Subsidiary. Neither the Company nor the Israeli Subsidiary, nor to the Knowledge of the Company, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the Businesses, and there is no charge or complaint against the Company or the Israeli Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company, threatened.

2.12 Interested Party Transactions. None of the officers and directors of the Company and the Israeli Subsidiary and, to the Company’s Knowledge, none of the employees or stockholders of the Company, nor to the Knowledge of the Company and the Israeli Subsidiary, any immediate family member of an officer, director, employee or stockholder of the Company and the Israeli Subsidiary, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company and the Israeli Subsidiary (except for Buyer and except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers and directors and, to the Knowledge of the Company and the Israeli Subsidiary, none of said employees or stockholders nor any member of the immediate families of said officers, directors, employees or stockholders, is a party to, or to the Knowledge of the Company and the Israeli Subsidiary, otherwise directly or indirectly interested in, any Contract to which the Company and the Israeli Subsidiary is a party or by which the Company and the Israeli Subsidiary or any of their assets or properties may be bound or affected, except for Contracts between the Company and the Buyer and except for normal compensation for services as an officer, director or employee thereof. To the Knowledge of the Company and the Israeli Subsidiary, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or necessary for, the business of the Company and the Israeli Subsidiary, except for the rights of stockholders under applicable Legal Requirements.

2.13 Insurance. The Company and/or the Israeli Subsidiary has in full force and effect insurance policies, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.14 Books and Records. The Company has provided to Buyer or its counsel complete and correct copies, in all material respects, of (a) all documents identified on the Company Disclosure Letter, (b) the Certificate of Incorporation and Bylaws or equivalent organizational or governing documents of the Company and the Israeli Subsidiary, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Company’s board of directors, committees of the Company’s board of directors and stockholders of the Company, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company, and (e) all permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all material applications for such permits, orders and consents. The books, records and accounts of the Company (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect, in all material respects, all of the transactions and dispositions of the assets and properties of the Company, and (iv) accurately and fairly reflect in all material respects the basis for the Financial Statements.

2.15 Material Contracts. All material Contracts are in written form. Each of the Company and the Israeli Subsidiary is in compliance, other than in immaterial respects, with the terms of all material Contracts and is entitled to all material benefits under, and, to the Knowledge of the Company, is not alleged to be in default in respect of, any material Contract. Each of the material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, or condition or conduct, with respect to the Company, the Israeli Subsidiary or to the Company or the Israeli Subsidiary’s Knowledge, with respect to any other contracting party, which, with the giving of notice or the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any material Contract or (ii) give any third party (a) the right to declare a default or exercise any remedy under any material Contract, (b) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any material Contract, (c) the right to accelerate the maturity or performance of any material obligation of the Company or the Israeli Subsidiary under any material Contract, or (d) the right to cancel, terminate or modify any material Contract. Neither the Company nor the Israeli Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any material Contract.

2.16 Customers and Suppliers.

(i) Neither the Company nor the Israeli Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor. Except as set forth in Schedule 2.16 of the Company Disclosure Letter, neither the Company nor the Israeli Subsidiary has been required to provide a credit under any service level or similar agreement.

(ii) Neither the Company nor the Israeli Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier, and neither the Company nor the Israeli Subsidiary has Knowledge of any material dissatisfaction on the part of any supplier. Neither the Company nor the Israeli Subsidiary has received any written notice from any supplier that such supplier shall not continue as a supplier to the Company or the Israeli Subsidiary (or Buyer) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or the Israeli Subsidiary (or Buyer).

2.17 Export Control Laws. The Company and the Israeli Subsidiary has taken reasonable measures to conduct its export transactions in accordance with the provisions of applicable export control laws and regulations, including but not limited to the US Export Administration Act and implementing Export Administration Regulations and similar Israeli Legal Requirements.

2.18 Transaction Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Company or its Affiliates. Set forth in Schedule 2.18 to the Company Disclosure Letter is the Company’s good faith estimate of all Transaction Expenses (including Transaction Expenses reasonably anticipated to be incurred in the future), as of the Agreement Date.

2.19 Foreign Corrupt Practices. Neither the Company, the Israeli Subsidiary, nor any of their respective officers, directors, employees, shareholders, agents or representatives, or any Person acting for or on their behalf, has directly or indirectly (a) corruptly offered, made, attempted to make, promised, or authorized any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment of anything of value to any individual, private or public, regardless of what form, whether in money, property, or services (i) to assist in obtaining, retaining, or directing business to anyone or obtaining any favorable treatment for business, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or any improper advantage or for special concessions or any improper advantage already obtained, or (iv) in violation of any Legal Requirements (including the U.S. Foreign Corrupt Practices Act, Section 291(a) of the Israeli Penal Code of 1977, and Legal Requirements prohibiting commercial bribery), or (b) established, maintained or incurred any fund, asset, liability or expense that has not been recorded in the books and records of the Company, or that has been falsely recorded in the books and records of the Company. The Company has established and maintained proper internal controls and procedures to provide for compliance with the U.S. Foreign Corrupt Practices Act and Section 291(a) of the Israeli Penal Code of 1977 and has made available to Buyer all such documentation.

2.20 Representations Complete. To the Knowledge of the Company and the Israeli Subsidiary, none of the representations or warranties made by the Company and the Israeli Subsidiary herein or in any Exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by the Company pursuant to this Agreement or the other Transaction Documents, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.21 No Liability. Notwithstanding anything to the contrary in this Agreement, including, for the avoidance of doubt, this Article II and Article IX below, Buyer acknowledges that in no event shall any Seller, the Company or the Israeli Subsidiary have any liability to the Buyer and/or any other Indemnified Person with respect to a breach or inaccuracy of any of the representations or warranties contained herein to the extent that the persons listed on Schedule 2.21 hereof had actual Knowledge as of the Agreement Date of such breach or inaccuracy or the facts and/or circumstances underlying such breach or inaccuracy.

2.22 Seller Consent. The Company agrees to use its reasonable commercial efforts to cause each Seller to deliver to Buyer prior to the Closing a counterpart signature page to this Agreement directly executed by each such Seller.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH SELLER

Each Seller hereby represents, warrants, and covenants to Buyer (severally and not jointly with any other Seller, the Company and/or the Israeli subsidiary) (and, for purposes of Section 3.6, to the Company), as follows (provided that representations, warranties and covenants of Section 3.7 are only being made and given by Gur Shatz):

3.1 Authority; No Encumbrances.

(a) Such Seller has the requisite legal capacity and authority to enter into and perform this Agreement and the Ancillary Agreements (as applicable), and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement and the Ancillary Agreements by such Seller, as applicable, does not, and the consummation of the transactions contemplated hereby by such Stockholder will not, result in the creation of any Encumbrance on any Shares.

(c) By executing this Agreement, such Seller hereby represents, warrants and agrees that such Stockholder hereby consents to the consummation of the Share Exchange and the other transactions contemplated by this Agreement.

(d) To such Seller’s actual knowledge (without any independent investigation), there is no reasonable and legitimate basis for any Person to assert a claim against the Company or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) or such Seller based upon: (i) rights under any Contract, as a result of the transactions or agreements contemplated in this Agreement and the other Transaction Documents, or (ii) any claim that the Company or such Seller has agreed to sell or dispose of any of its assets or properties or such Seller’s ownership interest in the Company or the Israeli Subsidiary, respectively, to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise.

(e) There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock between such Seller and any other person other than other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service.

3.2 Shares Ownership. Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Schedule A hereto, free and clear of any Encumbrance, and upon consummation of the transactions contemplated hereby in accordance with the terms hereof, Buyer will acquire title to such Shares free and clear of any Encumbrance. No Person has a beneficial interest in or a right to acquire or vote any of the Shares set forth opposite such Seller’s name on Schedule A hereto.

3.3 No Brokers. Such Seller is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Exchange or any other transaction contemplated by this Agreement for which the Company, Israeli Subsidiary, Buyer or any of their respective Affiliates would be liable, and neither Buyer nor the Company will incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Share Exchange or any act or omission of the Seller.

3.4 Securities Laws. Each Seller hereby represents, warrants and covenants with respect to itself that:

(a) Such Seller is aware of Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Buyer Common Stock. Such Seller is acquiring the Buyer Common Stock for such Seller’s or own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act.

(b) Such Seller is (i) an “accredited investor” within the meaning of Regulation D promulgated by the SEC pursuant to the Securities Act (a “Regulation D Investor”), and/or (ii) not a U.S. Person as defined in Regulation S promulgated under the Securities Act (a “Regulation S Investor”). If such Seller is a Regulation D Investor, such Seller also represents that: (a) such Seller can afford to bear the economic risk of holding the Buyer Common Stock for an indefinite period and can afford to suffer the complete loss of such Seller’s investment in the Buyer Common Stock; (b) such Seller’s knowledge and experience in financial and business matters is such that such Seller is capable of evaluating the risks of the investment in the Buyer Common Stock; and (c) only to the extent that such Seller is not an individual, it has not been organized for the purpose of acquiring the Buyer Common Stock, then all the equity owners of such Seller are Regulation D Investors. If such Seller is a Regulation S Investor, such Seller also represents that: (1) it is not a U.S. Person, (2) it was not organized under the laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act, (3) on the date hereof, the Regulation S Investor is outside the United States, (4) the Seller is not acquiring the Buyer Common Stock for the account or benefit of any U.S. Person, (5) it will not, during the one-year period (or six-month period if the Buyer is a “reporting issuer” as defined in Rule 902(i) of Regulation S for such period) starting on the date of such Seller’s acquisition and receipt of the Buyer Common Stock, offer or sell any of the Buyer Common Stock (or create or maintain any derivative position equivalent thereto) in the United States, to or for the account or benefit of a U.S. Person other than in accordance with Regulation S or pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable Legal Requirements, (6) it will, after the expiration of such one-year period (or six-month period if the Buyer is a “reporting issuer” as defined in Rule 902(i) of Regulation S for such period), offer, sell, pledge or otherwise transfer the Buyer Common Stock (or create or maintain any derivative position equivalent thereto) only pursuant to an effective registration statement under the Securities Act or any available exemption therefrom and, in any case, in accordance with applicable Legal Requirements and (7) that the offer and issuance of the Buyer Common Stock to such Seller was made in an offshore transaction (as defined in Rule 902(h) of Regulation S), no directed selling efforts (as defined in Rule 902(c) of Regulation S) were made in the United States, and such Seller is not acquiring the Buyer Common Stock for the account or benefit of any U.S. Person. Each Seller has confirmed on the signature page hereto whether such Seller is a Regulation D Investor and/or a Regulation S Investor, and such Seller represents and warrants that the information set forth in its respective signature page is true and correct.

(c) Such Seller understands that the Buyer Common Stock has not been registered under the Securities Act and the shares of Buyer Common Stock are being issued in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein. Moreover, such Seller understands that Buyer is under no obligation to register the Buyer Common Stock with the SEC.

(d) Such Seller understands that the Buyer Common Stock are “restricted securities” under the United States federal securities laws and may be resold without registration under the Securities Act only in very limited circumstances. In this regard, each Seller is aware of the provisions of Rule 144, promulgated under the Securities Act, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an Affiliate of such issuer), in a non public offering subject to the satisfaction of certain conditions.

(e) Such Seller has received and reviewed information about Buyer and has had an opportunity to discuss Buyer’s business, management and financial affairs with its management.

(f) Such Seller acknowledges that the Buyer Common Stock to be acquired by such Seller pursuant to this Agreement will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

(g) Such Seller acknowledges that at no time was such Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Buyer Common Stock.

(h) Such Seller acknowledges that such Seller is fully aware of: (a) the highly speculative nature of the Buyer Common Stock; (b) the financial hazards involved; (c) the lack of liquidity of the Buyer Common Stock and restrictions on the Buyer Common Stock (which, for example, may prevent such Seller from being able to sell or dispose of the Buyer Common Stock or use the Buyer Common Stock as collateral for loans); (d) the qualifications and backgrounds of the management of Buyer; and (e) the tax consequences of acquiring the Buyer Common Stock.

(i) To the extent that a Seller is representing that it is a Regulation D Investor and not a Regulation S Investor for purposes of Section 3.4(b), such Seller acknowledges that: such Seller (i) has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the Share Exchange and the other transactions contemplated by this Agreement, including but not limited to the acquisition of shares of Buyer Common Stock under the terms of this Agreement, (ii) has the capacity to protect such Seller’s own interests in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) is financially capable of bearing a total loss of the Buyer Common Stock.

3.5 No Liability. To such Sellers actual knowledge, each of the representations and warranties of the Company set forth in Article 2 above (as qualified by the Company Disclosure Letter) is true and correct in all material respects. Notwithstanding anything to the contrary in this Agreement, including, for the avoidance of doubt, this Article 3 and Article 9 below, Buyer acknowledges that in no event shall any Seller have any liability to the Buyer and/or any other Indemnified Person with respect to a breach or inaccuracy of any of the representations or warranties contained herein to the extent that the persons listed on Schedule 2.21 hereof had actual knowledge as of the Agreement Date of such breach or inaccuracy or the facts and/or circumstances underlying such breach or inaccuracy.

3.6 Release of Claims Against Company.

(a) Subject to the consummation of the Closing, and in consideration for this Agreement and for the payments referred to herein, each Seller (severally and not jointly) hereby releases, acquits, relieves and forever discharges the Company and each of its past and present predecessors, successors, assigns, employees, officers, directors, stockholders, managers, members, parents, subsidiaries, agents, representatives, consultants, attorneys, insurers, divisions, or affiliated corporations, organizations or entities, whether previously or hereinafter affiliated in any manner (collectively, “Released Parties”), from any and all claims, rights, actions, complaints, demands, causes of action, charges of discrimination, obligations, promises, contracts, agreements, controversies, suits, debts, expenses, damages, attorneys’ fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected or claimed, matured or unmatured, fixed or contingent, which such Seller ever had, now has, or may claim to have (the foregoing, “Causes”) from the beginning of time to the moment he signs this Agreement against the Released Parties (whether directly or indirectly), or any of them, by reason of any act, event or omission concerning any matter, cause or thing, to the extent arising out of such Seller’s employment (and cessation of employment) or other association with the Company, including the holding of any Company Capital Stock, including, without limiting the generality of the foregoing, any claims related to or arising out of (A) any rights of such Seller solely in his or her capacity as holder (directly or indirectly through other entities) of equity interests or rights to acquire equity interests in the Company, (B) any stockholder agreements or other agreements with respect to such equity interests or (C) any claim related to any disparity of treatment or consideration for such Seller in relation to any other Seller. Notwithstanding the foregoing, the release contained in this Section 3.6(a) will not extend to, or operate with respect to, any Unrelated Claims. For purposes of this Section 3.6(a), “Unreleased Claims” shall mean any and all Causes relating to or arising out of (a) salary, benefits, or any other remuneration payable in the current compensation period or not yet become due in accordance with customary pay practices and positive Legal Requirements requiring payment by a specific date (including the right to receive commissions or bonuses to the extent earned for a monthly, quarterly, or other period not yet completed or for which payment would not ye have been made in the ordinary course (i.e. in the next compensation cycle)), (b) rights, commitments, and obligations of the Company related to any Company Award not yet exercised or otherwise constituting outstanding capital stock of the Company, subject to adjustment as set forth herein and in the Stock Option Assumption Agreement (in the form previously reviewed by the Company’s and Sellers’ counsel) (the “Stock Option Assumption Agreement”), (c) the rights of any Seller arising out of this Agreement, the other Transaction Documents, or the transactions contemplated hereby and thereby, and (d) Seller’s title to or economic ownership of any capital stock of the Company, subject to adjustment as set forth herein and in the Stock Option Assumption Agreement (but, for the avoidance of doubt, this subsection (d) shall not extend to or cause this definition of Unreleased Claims to extend to any Causes or other claims stemming from Seller’s ownership of capital stock of the Company in such Seller’s capacity as a stockholder and such Causes and other claims shall be included in the release provided in this Section 3.6(a)).

(b) Waiver of California Civil Code Section 1542. Each Seller who is a resident of the State of California acknowledges that the release contained in this Agreement extends to all claims whatsoever being released as set forth in Section 3.6(a) above that he may have with respect to the Released Parties. Each applicable Seller acknowledges that such Seller is not relying and has not relied on any representation or statement made by the Released Parties with respect to the facts involved in any claims hereunder or with regard to his rights or asserted rights. Each applicable Seller hereby assumes the risk of all mistakes of fact with respect to such claims and with regard to all facts which are now unknown to such Seller. It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction and discharge of any such claims and that this Agreement has been executed with the express intention of effectuating the legal consequences provided for in Section 1541 of the California Civil Code, the extinguishment of all obligations as herein described. Each applicable Seller hereby expressly and knowingly waives and relinquishes all rights and benefits that he may have under Section 1542 of the California Civil Code or any similar code section, if and to the extent applicable to the release pursuant to this Agreement. Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS

WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO

EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING

THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST

HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT

WITH THE DEBTOR.”

For purposes of this Agreement, the term “creditor” as used and referred to in Section 1542 above means and includes each applicable Seller. Each party has received independent legal advice from their attorneys with respect to the advisability of executing this Agreement and with respect to the meaning of California Civil Code, Sections 1541 and 1542.

(c) No Other Actions. Each Seller represents and warrants that he has not filed or provoked any other pending complaint, claim or charge that is subject to the release contained in Section 3.6 on such Seller’s behalf or on behalf of others, and each Seller is not aware of any such pending complaint, claim or charge on such Seller’s own behalf, against the Released Parties, or any of them, with any local, state or federal agency, administrative or regulatory agency, tribunal or court nor shall any Seller make any such complaint, claim or charge that is subject to the release contained in Section 3.5, whether on such Seller’s behalf or on behalf of others.

3.7 Valid Authority. Gur Shatz hereby represents and warrants that he has the requisite power and authority under any Legal Requirements applicable thereto to execute and deliver this Agreement on behalf of each of the Sellers on whose behalf he has signed this agreement as an Agent (as defined in the Proxies/POAs, as defined below), fully and irrevocably binding each such Seller as a party hereto (as if such Seller had executed and delivered this Agreement), pursuant to the those certain Irrevocable Proxies and Powers of Attorney attached hereto as Annex 3.7 (the “Proxies/POAs”) and that none of the Proxies/POAs has been revoked, or to his knowledge, attempted to be revoked by the giver and maker thereof. Upon execution of this Agreement on behalf of each of the Sellers, Gur Shatz represents and warrants that this Agreement will be duly executed and delivered by each Seller on whose behalf he has signed this Agreement pursuant to the authority of the Proxies/POAs and shall constitute the valid and binding obligation of each such Seller enforceable against each such Seller, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows:

4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer is not in violation of any of the provisions of its certificate of incorporation or bylaws.

4.2 Authority; Noncontravention.

(a) Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which they are parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which they are parties and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been and the other Transaction Documents to which they are parties, when executed and delivered, will be duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Buyer’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of Buyer’s board of directors, has approved and adopted this Agreement and the other Transaction Documents to which Buyer is a party and approved the Share Exchange and the other transactions contemplated hereby and thereby, determined that this Agreement, the other Transaction Documents to which Buyer is a party and the terms and conditions of the Share Exchange and this Agreement and the other Transaction Documents to which Buyer is a party are advisable and in the best interests of Buyer and its stockholders. Such Buyer board approval is the only corporate consent necessary to adopt this Agreement and the other Transaction Documents to which Buyer is a party and approve the Share Exchange pursuant to the Delaware Law and Legal Requirements.

(b) The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which they are parties do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Buyer, in each case as amended to date, or (ii) any applicable Legal Requirement (excepting, for this purpose, any Orders which generally apply in Israel or in the Company’s and/or the Israeli Subsidiary’s general area of business), except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Buyer’s ability to consummate the Share Exchange or to perform their respective obligations under this Agreement and the other Transaction Documents to which they are parties.

(c) Except as required by applicable Israeli Legal Requirements or United States federal and state securities laws in connection with the issuance of the shares of Buyer Common Stock, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents to which they are parties or the consummation of the transactions contemplated hereby and thereby that would reasonably be expected to adversely affect the ability of Buyer to consummate the Share Exchange or any of the other transactions contemplated hereby.

4.3 Investment Intention. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act.

4.4 Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the Knowledge of Buyer, threatened against Buyer that seek to restrain or enjoin the consummation of the Share Exchange or the other transactions contemplated hereby.

4.5 SEC Filings; Financial Statements.

(a) Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Buyer may file subsequent to the Agreement Date) are referred to herein as the “Buyer SEC Reports.” As of their respective dates, the Buyer SEC Reports (i) were prepared in accordance with the requirements of the

Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Report that was filed prior to the Agreement Date.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented in all material respects the consolidated financial position of Buyer and the Israeli Subsidiary as at the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

(c) Buyer does not have any outstanding Liabilities, other than Liabilities (i) that were incurred after March 31, 2013 in the ordinary course of business consistent with past practice, (ii) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (iii) that were disclosed or reserved against in the most recent the consolidated financial statements (including the notes thereto) included in the Buyer SEC Reports filed prior to the date of this Agreement, or (iv) that would not result in a Material Adverse Effect with respect to Buyer.

4.6 Issuance of Shares. The issuance of shares of Buyer Common Stock by Buyer to the Sellers pursuant to the terms of this Agreement and the transactions contemplated by this Agreement have been duly authorized by Buyer and, when issued and delivered, will be duly and validly issued, fully paid and nonassessable, free and clear of any Encumbrances.

4.7 No Brokers. The Buyer is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Exchange or any other transaction contemplated by this Agreement for which the Company, Israeli Subsidiary, Buyer or any of their respective Affiliates would be liable, and none of the Buyer, the Company or the Sellers will incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Share Exchange or any act or omission of the Buyer.

ARTICLE 5

CONDUCT PRIOR TO THE CLOSING

5.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company and the Israeli Subsidiary shall (and the Sellers shall use commercially reasonable efforts to cause the Company and the Israeli Subsidiary to):

(a) conduct its business solely in the ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Buyer) and in compliance with all applicable Legal Requirements;

(b) (i) sell and deliver Company Products consistent with past practices as to license, service and maintenance terms, incentive programs, and revenue recognition and (ii) use its commercially reasonable efforts consistent with past practice and policies to preserve substantially intact its present business organizations; and

(c) the Company shall promptly notify Buyer of any change, occurrence or event not in the ordinary course of its Business or the Israeli Subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Material Adverse Effect or cause any of the conditions to closing set forth in ARTICLE 7 not to be satisfied.

5.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 5.1, except as set forth on Schedule 5.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not, and shall cause the Israeli Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Buyer (or its nominated directors on the board of directors of the Company and/or the Israeli Subsidiary), such consent not to be unreasonably withheld):

(a) Charter Documents. With respect to the Israeli Subsidiary only, cause or permit any amendments to the Articles of Organization or other organizational or governing documents;

(b) Dividends; Changes in Capital Stock. Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Material Contracts. Enter into a Contract requiring a novation or consent in connection with the Share Exchange, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its material Contracts;

(d) Employees; Consultants; Independent Contractors. Other than in the ordinary course of business, consistent with past practice (with respect to items (i)-(iii)): (i) hire any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company, (iii) enter into, amend or extend the term of any employment or consulting agreement or arrangement with any officer, employee, consultant or independent contractor (unless required by applicable Legal Requirements), or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

(e) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(f) Intellectual Property. Transfer or license, other than in the ordinary course of business consistent with past practice, from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Intellectual Property, other than sales and non-exclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis, consistent with past practices);

(g) Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business;

(h) Dispositions. Sell, lease, license or otherwise dispose of any of its significant properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing;

(i) Indebtedness. Except for trade payables incurred in the ordinary course, incur any indebtedness for borrowed money or guarantee any such indebtedness;

(j) Payment of Obligations. Pay, discharge or satisfy any Liability to any Person who is an officer, director or stockholder of the Company other than Buyer (other than compensation due for services as an officer or director, employee or service provide or otherwise required under any Contract), or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(k) Termination or Waiver. Cancel, release or waive any claims or rights held by the Company with respect to any Person who is an officer, director or stockholder of the Company other than Buyer;

(l) Company Employee Plans; Pay Increases. (i) Adopt or amend any employee or compensation benefit plan (including any Foreign Plan), including any stock issuance or stock option plan, or materially amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under applicable Legal Requirements, (ii) pay any special bonus or special remuneration to any employee or consultant (other than as required under applicable Legal Requirements and provided that Buyer is provided prior written notice of such bonus or renumeration) or (iii) materially increase the salaries, wage rates or fees of its employees or consultants;

(m) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any material severance, retention or termination pay (whether in cash or equity), or the acceleration of vesting or other benefits, to any Person;

(n) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of the Buyer prior to filing (provided that such consent shall not be unreasonably withheld, conditioned or delayed), file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(o) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP or Israeli GAAP, as applicable, as concurred with its independent accountants and after notice to Buyer;

(p) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(q) Encumbrances. Place or (to the extent the Company has the ability to so effect) allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties, other than (i) any third party creation of an Encumbrance on any of the Company’s property which the Company shall have released with payment of no more than $50,000, in the aggregate, prior to the Closing (ii) any Encumbrances created in ordinary course of business consistent with part practice;

(r) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;

(s) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company (or, to the Knowledge of the Company, any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.12 of the Company Disclosure Letter; and

(t) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (t) in this Section 5.2, or any action which would make any of the Company’s representations or warranties contained in this Agreement or in the other Transaction Documents to which the Company is a party untrue or incorrect (such that the condition set forth in the first sentence of Section 7.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 7.3(a) would not be satisfied).

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 No Solicitation. From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE 8, neither the Sellers, the Company nor the Israeli Subsidiary will (and the Sellers shall use commercially reasonable efforts to cause the Company and the Subsidiary not to), nor will any of them authorize or permit any of their respective officers, directors, Affiliates, employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Securityholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Share Exchange, including, but not limited to, any action, agreement, or understanding, whether or not in writing, by any of the Sellers to transfer, sell, dispose, or otherwise encumber any Company securities . Each of the Company and the Israeli Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons other than Buyer and its representatives conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.1 not to authorize or permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 6.1 (unless such breach is waived in writing by Buyer in accordance with Section 8.4 hereof). The Sellers will not sell, transfer or otherwise dispose of any Company securities to any Person unless such person agrees to be bound by this Agreement as a Seller, in form reasonably satisfactory to Buyer.

6.2 Confidentiality; Public Disclosure. Each party hereto agrees that it and its representatives shall hold the terms of the Share Exchange in strict confidence. At no time shall any party disclose any of the terms of the Share Exchange (including, but not limited to, the economic terms) or any non-public information about a party hereto (collectively, the “Confidential Information”) to any other party without the prior written consent of the party about which such non-public information relates. Notwithstanding the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax, and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Legal Requirement and the rules of the New York Stock Exchange. With respect to the Sellers’ Representative, the term “Confidential Information” shall also include information relating to the Share Exchange or this Agreement or the other Transaction Documents received by the Sellers’ Representative after the Closing or relating to the period after the Closing.

6.3 Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Share Exchange and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE 7, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably required for effecting completely the consummation of the Share Exchange and the other transactions contemplated hereby.

6.4 Litigation. Until the Closing, the Company and the Israeli Subsidiary will (i) notify Buyer in writing promptly after learning of any Legal Proceeding initiated by or against it, or known by the Company or the Israeli Subsidiary to be threatened against the Company or the Israeli Subsidiary, or any of their directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”) and (ii) consult in good faith with Buyer regarding the conduct of the defense of any New Litigation Claim.

6.5 Spreadsheet. The Company shall prepare and deliver to Buyer and the Seller Representative, at or prior to the Closing, a spreadsheet (the “Spreadsheet”) in the form reasonably acceptable to Buyer, which Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Closing: (a) the names of all the Company Stockholders, Company Awardholders and their respective street addresses, email addresses and telephone numbers, Israeli identification number (and where available, taxpayer identification numbers) and bank account details (including the respective bank name and number, branch name and address, swift number and account number); (b) whether such Person is or was an employee of the Company; (c) the number and kind of shares of Company Capital Stock held by, or subject to the Company Awards or Company Warrants held by, such Persons and, in the case of outstanding certificated shares, the respective certificate numbers; (d) the number of shares of Company Capital Stock subject to and the exercise price per share in effect for each Company Award and Company Warrant; (e) the vesting status and schedule with respect to the Company Awards, Company Warrant, and Company Capital Stock and terms of the Company’s rights to repurchase such unvested Company Capital Stock (including the repurchase price payable per share under each share of unvested Company Capital Stock); (f) the Tax status of each share of Company Capital Stock and Company Award under Section 422 of the Code or, if applicable, under the Israeli Tax Code (including status as a Company 102 Share, Company 102 Option or Company 3(i) Option); (g) state the Estimated 2013 Revenue Amount, the Transaction Expenses, the Buyer Loan Amount, the Buyer Stock Price Per Share, the Fully-Diluted Company Capital Stock Amount and the Seller Company Capital Stock Amount, (h) the calculation of the Estimated Aggregate Consideration Value, the Estimated Aggregate Net Consideration Amount, the Estimated Equity Exchange Ratio, the Estimated Aggregate Seller Amount, the Estimated Aggregate Non-Buyer Amount, and the Post-Closing Adjustment Initial Holdback Amount, the Estimated Seller Closing Amount and the Estimated Seller Closing Amount Per Share; (i) without derogating from Buyer’s rights under Section 1.10(a), the tax withholding rate and the total amount of Taxes (including for income, payroll, social security and other Taxes) to be deducted and withheld from the Estimated Aggregate Net Consideration Amount that each Company Securityholder immediately prior to the Closing is entitled to receive pursuant to Section 1.2(a) and (b) and (j) the Pro Rata Share of each Indemnifying Person and the interest of each Indemnifying Person in the Indemnity Holdback Amount (for purposes hereof, also setting forth separately calculations based on the General Indemnity Holdback Percentage and the Special Indemnity Holdback Percentage) and the Post-Closing Adjustment Holdback Amount.

6.6 Expenses. Whether or not the Share Exchange is consummated, all costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including Transaction Expenses which will be borne by the Company if the Closing is not consummated for any reason whatsoever) shall be paid by the party incurring such expense (but subject to the Transaction Expenses being taken into account in the calculation of the Estimated Aggregate Consideration Value).

6.7 Certain Closing Certificates and Documents. The Company shall prepare and deliver to Buyer, a draft of each of the Estimated Company Closing 2013 Revenue Certificate and the Spreadsheet not later than three (3) Business Days prior to the Closing Date. The Company shall prepare and deliver to Buyer the Estimated Company Closing 2013 Revenue Certificate and Spreadsheet at or prior to the Closing.

6.8 Tax Matters.

(a) The Company, the Israeli Subsidiary and each Seller agree, upon request, to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(b) Israeli Tax Ruling. Promptly following the date of this Agreement, the legal counsels for the Company in full coordination with the legal counsels or advisors of the Buyer will approach the ITA with an application for a ruling (the “Israeli 102 Tax Ruling”) in relation to the tax treatment of Company 102 Shares, Company 102 Awards and Company 3(i) Options (to the extent not exercised prior to the Closing) within the scope of this Agreement, to confirm, among others, that (a) Buyer and anyone acting on its behalf (including the Buyer) shall not be required to withhold Israeli

Taxes in relation to any consideration payable in respect of Company 102 Shares, Company 102 Awards and Company 3(i) Options; and (b) the conversion of Company 102 Awards and Company 102 Shares into the right to receive the consideration therefor hereunder shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Israeli Tax Code) so long as such consideration is deposited with the Section 102 Trustee until the end of the respective holding period; and (c) that tax continuity shall apply in respect to Buyer options awards and shares received in consideration for Company 102 Shares, Company 102 Awards and Company 3(i) Options; and (d) determination that the adjustment to the consideration under this Agreement payable in respect of Company 102 Shares, Company 102 Awards and Company 3(i) Options as a result of the Actual Equity Exchange Ratio will be subject to the provisions of the terms and conditions of sub-sections (a)-(c) above (which ruling may be subject to customary conditions regularly associated with such a ruling). If the Israeli 102 Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming among others that Buyer and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any consideration payable with respect to Company 102 Shares, Company 102 Awards and Company 3(i) Options (to the extent not exercised prior to the Closing) (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Section 102 Interim Tax Ruling”) where such consideration shall be subject to the terms of the Israeli 102 Tax Ruling to be obtained following the Closing. Each of Buyer and the Company shall and shall cause its respective Israeli counsel, advisors and accountants to, coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling or the Israeli Section 102 Interim Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to obtain the Israeli Section 102 Interim Tax Ruling and the Israeli 102 Tax Ruling as promptly as practicable. The final text of the Israeli 102 Tax Ruling or the Israeli Section 102 Interim Tax Ruling shall in all circumstances be subject to the prior written confirmation of Buyer or its counsel.

6.9 Agreements Pertaining to the Total Stock Consideration.

(a) Restrictions on Transfer. Any transfer of shares of Buyer Common Stock must (i) comply with all applicable securities laws and (ii) comply with any covenants or restrictions that may be undertaken by the holder thereof from time to time.

(a) Certain Transfers Void. Any transfer of the shares of Buyer Common Stock shall be void unless the provisions of this Agreement and any other applicable Contract between Buyer (or its Affiliates) and the Seller are satisfied. Buyer may issue appropriate “stop-transfer” instructions to its transfer agent. If any securities are sold or otherwise transferred in violation of the provisions of this Agreement or any other applicable Contract between Buyer (or its Affiliates) and the Seller, Buyer will not be required (i) to transfer on the books maintained by its transfer agent such transferred securities or (ii) to treat the Seller or any transferee of such securities as owner of such securities, or to accord such Seller or any transferee of the securities the right to vote or receive dividends.

(b) Legends. The certificate or certificates representing the shares of Buyer Common Stock shall bear the following legends, as applicable, (as well as any other legends required hereunder or by applicable corporate and securities laws):

(1) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATES SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.

NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(2) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(3) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, AND THE ISSUER DOES NOT INTEND TO REGISTER THEM. PRIOR TO ONE YEAR (OR SIX MONTHS IF THE COMPANY IS A “REPORTING ISSUER” AS DEFINED IN RULE 902(i) OF REGULATION S FOR SUCH PERIOD) FROM THE DATE THE SHARES WERE INITIALLY ISSUED BY THE ISSUER THE SHARES MAY NOT BE OFFERED OR SOLD (INCLUDING OPENING A SHORT POSITION IN SUCH SECURITIES) IN THE UNITED STATES OR TO U.S. PERSONS AS DEFINED BY RULE 902(k) ADOPTED UNDER THE ACT, OTHER THAN TO DISTRIBUTORS, UNLESS THE SHARES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. PURCHASERS OF SHARES PRIOR TO ONE YEAR (OR SIX MONTHS IF THE COMPANY IS A “REPORTING ISSUER” AS DEFINED IN RULE 902(i) OF REGULATION S FOR SUCH PERIOD) FROM THE CLOSING DATE MAY RESELL SUCH SECURITIES ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR OTHERWISE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT, OR IN TRANSACTIONS EFFECTED OUTSIDE OF THE UNITED STATES PROVIDED THEY DO NOT SOLICIT (AND NO ONE ACTING ON THEIR BEHALF SOLICITS) PURCHASERS IN THE UNITED STATES OR OTHERWISE ENGAGE(s) IN SELLING EFFORTS IN THE UNITED STATES AND PROVIDED THAT HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT. A HOLDER OF THE SECURITIES WHO IS A DISTRIBUTOR, DEALER, SUB-UNDERWRITER OR OTHER SECURITIES PROFESSIONAL, IN ADDITION, CANNOT PRIOR TO ONE YEAR (OR SIX MONTHS IF THE COMPANY IS A “REPORTING ISSUER” AS DEFINED IN RULE 902(i) OF REGULATION S FOR SUCH PERIOD) FROM THE CLOSING DATE RESELL THE SECURITIES TO A U.S. PERSON AS DEFINED BY RULE 902(k) OF REGULATION S UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

(c) Removal of Legend. The shares of Buyer Common Stock will no longer be subject to the legends referred to in clause (ii) above upon the termination or lapse of the restrictions on transfer and the termination of the rights of repurchase described in this Section 6.9(c). After such time, and upon a Seller’s request, a new certificate or certificates representing the shares of Buyer Common Stock held in such Seller’s name not repurchased or distributed to Buyer in satisfaction of the indemnification obligations of the Sellers pursuant to ARTICLE 9 shall be issued without the legends referred to above and delivered to such Seller

6.10 Cooperation. Notwithstanding anything else contained in this Agreement, Gur Shatz agrees to reasonably cooperate and assist with the Buyer, the Company, and the Israeli Subsidiary as reasonably requested by any of them (a) in any dispute or potential dispute involving (i) patents, patent applications or patent rights held or filed by any other party the Company and/or the Israeli Subsidiary (or the Buyer, if any patents or patent applications held by the Company and/or the Israeli Subsidiary at the Closing are subsequently transferred to the Buyer), or (ii) the infringement by the Buyer, the Company, the Israeli Subsidiary and/or any customer or other indemnitee thereof of any patents, patent applications or patent rights held or filed by any third party, and (b) in any analysis, research, and fact-finding of patent claims or prior art, the evaluation by the Buyer or its representatives of any infringement by the Buyer, Company, or Israeli Subsidiary, or potential claims against the Buyer, Company, or Israeli Subsidiary, and the formulation and execution of any preventive measures to avoid or mitigate claims or potential claims of infringement; provided, however, that (x) the obligations of Mr. Shatz pursuant to this Section 6.10 with respect to such patent matters that are unrelated to the Correspondence Matter (as defined below, which shall be deemed to include for this purpose any defense patent litigation or countersuit asserting patents owned by Buyer, the Company or the Israeli Subsidiary as part of the strategy with respect to the Correspondence Matter) (an “Unrelated Matter”) shall be limited to the period ending on the Holdback Release Date, and , and (y) with respect Unrelated Matters, if Mr. Shatz has ceased to be an employee or service provider of the Buyer, the Company, or the Israeli Subsidiary (or any of their affiliates) as a result of termination thereby without cause before such Unrelated Matters are resolved, and the aforementioned cooperation and assistance will require Mr. Shatz to devote more than 10 hours per week, then Mr. Shatz shall be entitled to payment based on the actual hours devoted by Mr Shatz in providing such cooperation and assistance at a rate equivalent to the last monthly salary received by Mr. Shatz as a full time employee thereof the Buyer, the Company, or the Israeli Subsidiary (or any of their affiliates), as the case may be, based on the assumption of 50 working hours per week for 100% of such salary); it being understood that Mr. Shatz’s proprietary information obligations to the Buyer, the Company, or the Israeli Subsidiary (or any of their affiliates) will continue to apply to Mr. Shatz service in connect with such cooperation and assistance. In addition, Buyer shall reimburse Mr. Shatz for any reasonable costs and expenses incurred by Mr. Shatz, consistent with the Company’s existing expense reimbursement policies, in order to comply with any its obligations under this Section 6.10.

ARTICLE 7

CONDITIONS TO THE SHARE EXCHANGE

7.1 Conditions to Obligations of Each Party to Effect the Share Exchange. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to Buyer or the Company having timely obtained (i) the Israeli Section 102 Interim Tax Ruling or the Israeli 102 Tax Ruling and (ii) the 104(h) Tax Ruling, the 104(h) Interim Tax Ruling, or a different interim confirmation approval or ruling from the ITA according to which the exchange of shares under this Agreement shall not trigger a withholding obligation on Buyer or anyone on its behalf, and each of the parties shall have signed any acknowledgement and lock-up undertaking required by any such ruling at or prior to the Closing.

7.2 Additional Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company, the Israeli Subsidiary and the Sellers and may be waived by the Company, the Israeli Subsidiary and the holders of at least a majority of the Shares then outstanding in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer in this Agreement and the other Transaction Documents shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement and the other Transaction Documents required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliverables. The Sellers shall have received each of the following agreements, instruments and other documents from Buyer:

(i) evidence of written instructions to Buyer’s transfer agent directing the issuance in book entry (electronic) form of each Seller’s portion of the Estimated Seller Closing Amount less any Buyer Common Stock that may be set aside for purpose of satisfying withholding or deduction of tax as provided in Section 1.9 hereof to the Seller, pursuant to Section 1.4;

(ii) a certificate, dated as of the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer to the effect that each of the conditions set forth in clause (a) of Section 7.2 have been satisfied; and

(iii) copies of the Additional PRSU Agreements executed by the Buyer.

7.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Buyer and may be waived by Buyer in writing in their sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of the Company, the Israeli Subsidiary and the Sellers in this Agreement (other than in Sections 2.2(a) and 2.2(d)) and the other Transaction Documents shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company, the Israeli Subsidiary and the Sellers shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement and the other Transaction Documents required to be performed and complied with by the Company at or prior to the Closing. The representations and warranties of the Company, the Israeli Subsidiary and the Sellers in this Agreement set forth in Sections 2.2(a) and 2.2(d)) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date.

(b) Reserved.

(c) No Outstanding Securities. After giving effect to the terms of Section 1.2(a), there shall be no outstanding securities, warrants, options, commitments or agreements of the Company immediately prior to the Closing that purport to obligate the Company to issue any shares of Company Capital Stock, Company Restricted Stock Grants, Company Options, or any other securities under any circumstances.

(d) No Litigation. (a) No suit, action, proceeding, application or counterclaim shall be pending before any Governmental Authority wherein an unfavorable injunction, judgment, order,

decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of the Share Exchange or any transaction contemplated by this Agreement, (ii) cause the Share Exchange or any of the other transactions contemplated by this Agreement or the other Transaction Documents to be rescinded, or (iii) have a Material Adverse Effect on the Company, Buyer or any of their respective Subsidiaries, (b) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any Legal Requirements have been enacted having any such effect, and (c) no Governmental Authority shall have notified the parties of any intent to challenge, or issue a Statement of Objections, with respect to any of the transactions contemplated by this Agreement.

(e) Receipt of Closing Deliverables. Buyer shall have received each of the following agreements, instruments and other documents (provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the amounts set forth on the Estimated Company Closing 2013 Revenue Certificate or the Spreadsheet or any of the other agreements, instruments or documents set forth below in this Section 7.3(e) is accurate and shall not diminish Buyer’s remedies hereunder if any of such documents is not accurate):

(i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer (on behalf of itself, the Israeli Subsidiary and the Sellers), to the effect that each of the conditions set forth in clause (a) of Section 7.3 has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (a) the Company Charter Documents, (b) the Company’s board resolutions approving the Share Exchange and adopting this Agreement, and (c) the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement and the other Transaction Documents executed or to be executed and delivered by the Company pursuant to this Agreement;

(iii) a certificate from the Secretary of State of the State of Delaware dated within three (3) Business Days prior to the Closing Date (and with respect to the certification to be issued by the Israeli Registrar of Companies, as soon as practicable prior to the Closing) certifying that, as applicable, the Company and the Israeli Subsidiary is in good standing and that all applicable Taxes and fees of the Company and the Israeli Subsidiary through and including the Closing Date have been paid;

(iv) the Spreadsheet (as such term is defined in Section 6.5) completed to include all of the information specified in Section 6.5 in a form acceptable to Buyer and a certificate executed by the Chief Executive Officer of the Company (on behalf of the Company), dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete as of the Closing Date and as of immediately prior to the Closing;

(v) the Estimated Company Closing 2013 Revenue Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as the Buyer reasonably determines to be necessary for Buyer to verify and determine the Estimated 2013 Revenue Amount;

(vi) a copy of the 104 Escrow Agreement executed by Gur Shatz and the Escrow Agent;

(vii) a copy of the 102 Escrow Agreement executed by the Company, each of the Sellers (except Gur Shatz), and the Escrow Agent; and

(viii) a counterpart signature page to this Agreement executed and delivered by each of Ohad Almagor and Oran Epelbaum in their respective direct capacities (rather than by Gur Shatz or any other Person as a proxy, attorney, Agent or similar a capacity).

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Share Exchange abandoned by authorized action taken by the terminating party:

(a) by mutual written consent duly authorized by Buyer, the holders of majority of Shares then outstanding (a “Sellers’ Majority”) and the board of directors of the Company;

(b) by either Buyer or a Sellers’ Majority, if the Closing shall not have occurred by June 30, 2014 or such other date that Buyer, on the one hand, and a Sellers’ Majority, on the other hand, may agree upon in writing (the “Termination Date”); and provided, further, that the right to terminate this Agreement under this clause (b) of Section 8.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date; it being understood that the Company, the Subsidiary and the Sellers shall be considered collectively with the Sellers’ Majority for such purpose;

(c) by either Buyer, on the one hand, or a Sellers’ Majority, on the other hand, if any permanent injunction or other Order of a Governmental Entity of competent authority preventing the consummation of the Share Exchange shall have become final and nonappealable;

(d) by Buyer, if it is not in material breach of its obligations under this Agreement, if (i) the Company, the Israeli Subsidiary or any Sellers shall have materially breached any representation, warranty, covenant or agreement contained herein or there shall have been a Material Adverse Effect with respect to the Company or the Israeli Subsidiary, provided, that, such material breach or Material Adverse Effect shall not have been cured within twenty (20) Business Days after receipt by the Company of written notice of such material breach or Material Adverse Effect and if not cured within the timeframe above and at or prior to the Closing, such material breach or Material Adverse Effect would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, or (ii) the Company or the Sellers shall have materially breached Section 5.1; or

(e) a Sellers’ Majority, if the Company, the Subsidiary and the Sellers are not in material breach of their respective obligations under this Agreement, if Buyer shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within twenty (20) Business Days after receipt by Buyer of written notice of such material breach and if not cured within the timeframe above and at or prior to the Closing, such material breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Company, the Israeli Subsidiary or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of this Section 8.2 (Effect of Termination), and ARTICLE 10 (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of the Agreement prior to its termination.

8.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of Buyer, on the one hand, and the Company, the Israeli Subsidiary and a Sellers’ Majority, on the other hand (provided that after such approval, no amendment shall be made which by law requires further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, Buyer and the Sellers’ Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Buyer and the Sellers’ Representative.

8.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Sellers’ Representative and Buyer may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Sellers’ Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 9

HOLDBACK FUND AND INDEMNIFICATION

9.1 Holdback Fund.

(a) At the Closing, Buyer will holdback the Indemnity Holdback Amount (for purposes of this calculation, using the Indemnity Holdback Percentage) (such holdback of shares of Buyer Common Stock, the “Holdback Fund”), with such Holdback Fund to be available to compensate Buyer (on behalf of itself or any other Indemnified Person (as such term is defined in Section 9.2 below)) for Indemnifiable Damages (as such term is defined in Section 9.2 below) pursuant to the indemnification obligations of the Indemnifying Parties (as defined below) and subject to the limitations and provisions of this Article IV and Sections 2.20 (No Liability) and 3.5 (No Liability); it being understood that vested shares that would be issuable to a Seller under Section 1.2(a) shall first be allocated to the Holdback Fund prior to being allocated to shares to be issued to such Seller pursuant thereto. Buyer shall retain the Holdback Fund until 11:59 p.m. California time on the date that is fifteen (15) months after the Closing (the “Holdback Release Date”). Except to the extent there is a cancellation of shares of Buyer Common Stock held in the Holdback Fund in connection with Indemnifiable Damages in accordance with the terms hereof, shares of Buyer Common Stock held in the Holdback Fund shall be treated by the Buyer as issued and outstanding stock of Buyer, and the Indemnifying Person shall be entitled to all rights associated with such Buyer Common Stock including to exercise voting rights and to receive dividends with respect to such shares. No portion (nor all) of the Holdback Fund, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred, by any Indemnifying Party, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Indemnifying Party, in each case prior to the disbursement of the Holdback Fund to the Escrow Agent for the benefit of any Indemnifying Party in accordance with Section 9.1(b) below, except that each Indemnifying Party shall be entitled to assign such Indemnifying Party’s rights to the shares of Buyer Common Stock withheld in the Holdback Fund (the “Holdback Shares”) by will, by the laws of intestacy or by other operation of law.

(b) As soon as practicable and in any event no later than five (5) Business Days following the Holdback Release Date, Buyer will disburse to the Escrow Agent for the benefit of each Indemnifying Party such Indemnifying Party’s Pro Rata Share of the Holdback Fund less (i) that portion of the Holdback Fund previously forfeited to Buyer in satisfaction of claims for indemnification in accordance with this ARTICLE 9 and (ii) that portion of the Holdback Fund that is determined, in the reasonable judgment of Buyer (acting in good faith), to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate (as defined in, and pursuant to the requirements of, Section 9.5 below) delivered to Buyer and the Sellers’ Representative prior to the Holdback Release Date in accordance with this ARTICLE 9, if any. Any portion of the Holdback Fund held following the Holdback Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Buyer upon the resolution of such claims shall be disbursed to the Escrow Agent for the benefit of the Indemnifying Parties as soon as practicable and in any event within five (5) Business Days following resolution of such claims and in accordance with each such Indemnifying Party’s Pro Rata Share of the Holdback Fund.

(c) The per share value of any shares of Buyer Common Stock used to satisfy any Indemnifiable Damages under this ARTICLE 9 shall be the Buyer Stock Price Per Share.

9.2 Indemnification. Subject to the limitations set forth in this ARTICLE 9, from and after the Closing Date, the Sellers (the “Indemnifying Parties”) shall severally and not jointly, in proportion to each such Indemnifying Parties’ Pro Rata Share, indemnify and hold harmless Buyer and its Affiliates (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses (other than loss of profits), Liabilities, damages (other than unrealized diminution in value), fees, Taxes, interest, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, directly or indirectly, whether or not due to a third-party claim, and only to the extent actually suffered or incurred (collectively, “Indemnifiable Damages”), in each case, to the extent resulting from (i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet) delivered to Buyer pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Buyer, (iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement or any certificate delivered by the Company contemplated by the Agreement, (iv) any inaccuracies in the Spreadsheet (including any omission of any information that should have been included in the Spreadsheet), (v) without duplication, any amount that would have been recovered under the Post-Closing Adjustment Amount but for the zero (0) limitation, (vi) any Transaction Expenses not factored into the calculation of the Actual Aggregate Net Consideration Amount, and (vii) with respect to any Seller separately, any failure of any representation or warranty made by such Seller in Sections 3.1 through 3.5 (the “Seller Representations”); provided, however, that, with respect to the matter discussed in correspondence between Gur Shatz, counsel for the Buyer, and counsel for the Company on November 7, 2013 (the “Correspondence Matter”), the Indemnifying Parties shall indemnify and hold harmless the Indemnified Parties for 50% of the Indemnifiable Damages resulting from the Correspondence Matter in amounts, together with other Indemnifiable Damages, in excess of the Aggregate Threshold, and, for the avoidance of doubt, the amounts of such indemnification for the Correspondence Matter, in combination with all other claims made pursuant to this Section 9, shall not be in excess of the Holdback Fund, and (viii) with respect to Gur Shatz separately, any failure or breach of any representation, warranty or covenant made by Gur Shatz in Sections 3.7 (the “Special Authority Representations and Covenants”). For the avoidance of doubt, all the limitations on indemnification set forth in this Agreement (including, for the avoidance of doubt, time limitations) shall apply to the special indemnification for Indemnifiable Damages resulting from the Correspondence Matter, mutatis mutandis. Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Company, the Israeli Subsidiary or Buyer with respect to any Indemnifiable Damages claimed by an Indemnified Person (unless for any Indemnifiable Damage resulting of, arising out of, relating to or in connection with any breach of any covenant or agreement under this agreement or any other Transaction Document by Buyer or any other Indemnified Person). Subject to the limitations set forth in this ARTICLE 9 and Section 2.20 (No Liability) and Section 3.5 (No Liability), in the event that Indemnifiable Damages with respect to Fundamental Claims (as defined below) exceed the amount of the Holdback Fund, the balance of such Indemnifiable Damages in excess of the Holdback Fund (if any) shall be borne by the Indemnifying Parties, in accordance with their Pro Rata Share (it being understood that recourse shall be made first with the Holdback Fund in accordance with their Pro Rata Share). For the avoidance of doubt, the term “Indemnifiable Damages” shall not include any incidental or consequential damages of Buyer and/or any other Indemnified Person as a result of any of the causes described in subsections (i) through (vii) of this Section but shall include such damages (including loss of profits and dimunition in value) in a third-party claim to the extent of Buyer’s, any Indemnified Person’s, the Company’s, or the Israeli Subsidiary’s liability therefor, without duplication (it being understood that any realized diminution in value must still be included as “Indemnifiable Damages” as otherwise provided above).

9.3 Indemnifiable Damage Threshold; Other Limitations.

(a) If the Share Exchange is consummated, recovery from the Holdback Fund shall constitute the sole and exclusive remedy for the indemnity obligations under this Agreement for the matters listed in clauses (i) and (ii) of the first sentence of Section 9.2 (the “General Claims”), except (i) in the case of fraud, willful breach or intentional misrepresentation by any Person and (ii) any failure of any of the representations and warranties contained in Section 2.1(c) (Capital Structure), Section 2.2(g) (Authority; Noncontravention) and Section 2.16 (Transaction Fees) and, with respect to each such Seller, the representations and warranties of such Seller contained in the Seller Representations (collectively, the “Fundamental Representations”) to be true and correct as aforesaid.

(b) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim against the Holdback Fund in respect of any claim for Indemnifiable Damages arising out of, resulting from or in connection with clauses (i) - (vi) of the first sentence of Section 9.2 (and that does not involve (i) fraud, willful breach or intentional misrepresentation by any Person, or (ii) Fundamental Representations) unless and until Indemnifiable Damages are in an aggregate amount greater than $150,000.00 (the “Aggregate Threshold”), and a Claim Certificate to such effect has been delivered, in which case the Indemnified Person may make claims for indemnification from the General Holdback Fund for all Indemnifiable Damages in excess of the amount of the Aggregate Threshold. The Aggregate Threshold shall not apply to any other Indemnifiable Damages.

(c) For the avoidance of doubt, in the case of any failure of any of the representations and warranties contained in Section 2.9 (Intellectual Property) and Section 2.10 (Taxes) (such representations and warranties collectively, the “Special Representations” and, such claims collectively, the “Special Claims”) to be true and correct as aforesaid, recovery from the Holdback Fund shall constitute the sole and exclusive remedy for the indemnity obligations under this Agreement.

(d) In the case of (a) the matters listed in clauses (iii) - (vii) of the first sentence of Section 9.2, (b) any failure of any of the Fundamental Representations to be true and correct as aforesaid or (c) fraud, willful breach or intentional misrepresentation (collectively, the “Fundamental Claims”), after Indemnified Persons have exhausted or made claims upon all shares of Buyer Common Stock in the Holdback Fund (after taking into account all other claims for indemnification from the Holdback Fund made by Indemnified Persons and in accordance with their Pro Rata Share), each Indemnifying Party shall be solely liable for such Person’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that each Indemnifying Party’s liability for all Indemnifiable Damages under this clause (d) of ARTICLE 9 shall be limited to the aggregate consideration (in shares of Buyer Common Stock) actually received by such Indemnifying Party minus such Person’s Pro Rata Share of all other claims for indemnification from the Holdback Fund made by Indemnified Persons, provided, that, there shall be no maximum liability applicable to an Indemnifying Party in the case of fraud, willful breach or intentional misrepresentation committed by such Indemnifying Party. Notwithstanding any other provision of this Agreement, in the case of any failure or breach the Special Authority Representations and Covenants, Gur Shatz shall be solely liable for the amount of any Indemnifiable Damages resulting therefrom; provided, however, that (i) no Indemnified Person may make a claim against the Holdback Fund in respect of any claim for Indemnifiable Damages resulting from such failure unless and until Indemnifiable Damages resulting from such failure are in an aggregate amount greater than $150,000.00 (the “Special Threshold”), and a Claim Certificate to such effect has been delivered, in which case the Indemnified Person may make claims for indemnification from the General Holdback Fund in excess of the amount of the Special Threshold and (ii) Gur Shatz’s liability for all Indemnifiable Damages with respect thereto (together with any other Indemnifiable Damages which may be counted in accordance with the terms of this Agreement towards his pro rata share of the Holdback Fund) shall be limited to his pro rata share of the Holdback Fund. It is hereby agreed and understood that any amount counted for the Special Threshold shall not be counted for the Aggregate Threshold.

(e) Notwithstanding anything contained herein to the contrary, for purposes of computing the amount of any Indemnifiable Damages incurred by an Indemnified Person, there shall be deducted an amount equal to the amount of:

(i) any insurance proceeds actually received by any Indemnified Person from any third-party insurer in connection with such Indemnifiable Damages within one year of the date that the claim for Indemnifiable Damages is settled pursuant to Sections 9.5 through 9.6; provided, however, that no Indemnified Person shall have any obligation to claim, seek or otherwise obtain any such insurance proceeds to which it may be entitled; and

(ii) indemnity or contribution amounts actually received by any Indemnified Person from third parties (net of applicable costs of recovery or collection thereof) in connection with such Indemnifiable Damages within one year of the date that the claim for Indemnifiable Damages is settled pursuant to Sections 9.5 through 9.6; provided, however, that no Indemnified Person shall have any obligation to claim, seek or otherwise obtain any such indemnity or contribution amounts to which it may be entitled.

(f) In the case of claims arising out of, resulting from or in connection with fraud, willful breach or intentional misrepresentation committed by an Indemnifying Party, nothing in this Agreement shall limit the rights or remedies of Buyer or any other Indemnified Person against such Indemnifying Party for Indemnifiable Damages.

(g) Exclusive Remedy. The indemnification remedies set forth in this ARTICLE 9 shall be the sole and exclusive monetary remedies of all Indemnified Persons against the Indemnifying Parties arising out of, resulting from or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby and thereby.

9.4 Period for Claims Against Holdback Fund. The period during which claims for Indemnifiable Damages may be made (the “Claims Period”) against the Holdback Fund for Indemnifiable Damages to the extent resulting from the matters under this Agreement, General Claims, Special Claims, and Fundamental Claims shall commence at the Closing and terminate on the date that is fifteen (15) months after the Closing. Notwithstanding anything contained herein to the contrary, such portion of the Holdback Fund as in the reasonable judgment of Buyer (acting in good faith) to be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to Buyer and Stockholder’s Agent prior to the expiration of the Claims Period, shall remain in the Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied in accordance with the terms hereof, following which such amounts will be released and distributed in accordance with Section 9.1(b). The availability of the Holdback Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification that any Indemnifying Party may have in his or her capacity as an officer, director, employee, or agent of the Company and no such Indemnifying Party will be entitled to any indemnification from the Company, the Company or the Israeli Subsidiary for amounts paid for indemnification under this ARTICLE 9.

9.5 Claims.

(a) On or before the last day of the Claims Period, Buyer may deliver to the Sellers’ Representative a certificate signed by any officer of Buyer (a “Claim Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Buyer or its subsidiaries, which could give rise to Indemnifiable Damages);

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Buyer in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Buyer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Sellers’ Representative or the Indemnifying Parties are materially prejudiced thereby. At the time of delivery of any Claim Certificate to the Sellers’ Representative pursuant to Section 9.5(a), a duplicate copy of such Claim Certificate shall be delivered to Buyer by or on behalf of Buyer (on behalf of itself or any other Indemnified Person).

9.6 Resolution of Objections to Claims.

(a) If the Sellers’ Representative does not contest, by written notice to Buyer, any claim or claims by Buyer made in any Claim Certificate within the thirty (30)-day period following receipt of the Claim Certificate, then Buyer shall reclaim and Buyer shall distribute a number of shares of Buyer Common Stock from the Holdback Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate; provided, that, the per share value of any shares of Buyer Common Stock used to satisfy any Claims under this ARTICLE 9 shall be the Buyer Price Per Share.

(b) If the Sellers’ Representative objects in writing to any claim or claims by Buyer made in any Claim Certificate within such thirty (30)-day period, Buyer and the Sellers’ Representative shall attempt in good faith for twenty (20) days after Buyer’s receipt of such written objection to resolve such objection. If Buyer and the Sellers’ Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and Buyer shall distribute an amount of cash and a number of the Holdback Shares from the Holdback Fund in accordance with the terms of such memorandum.

(c) If no such agreement can be reached during the twenty (20) day period, either Buyer or the Sellers’ Representative may, by written notice to the other, demand arbitration of the dispute regarding the Claim Certificate pursuant to the terms of Section 10.10(a) hereof.

9.7 Sellers’ Representative and Expense Escrow Fund.

(a) At the Closing, Gur Shatz shall be constituted and appointed as the Sellers’ Representative. For purposes of this Agreement, the term “Sellers’ Representative” shall mean the agent for and on behalf of the Indemnifying Parties to: (i) execute, as Sellers’ Representative, this Agreement, the other Transaction Documents and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby and thereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or any other Transaction Document, for and on behalf of any Indemnifying Parties, to or from Buyer (on behalf of itself or any other Indemnified Person) relating to this Agreement, the other Transaction Documents or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Indemnifying Parties individually); (iii) review, negotiate and agree to and authorize Buyer to reclaim an amount of cash and/or number of shares of Buyer Common Stock from the Holdback Fund in satisfaction of claims asserted by Buyer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this ARTICLE 9; (iv) object to such claims pursuant to Section 9.6; (v) consent or agree to, negotiate, enter into, or, if applicable, choose to contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims and any other claims under any of the Transaction Document (including, but not limited to, any Company Award assumed or issued by the Buyer in connection with the transactions contemplated by this Agreement, including, for the avoidance of doubt, the calculation of the number of “Eligible Shares” and any other condition relating to the “Acquisition” (as provided for in the the Company PRSUs and the holders of Buyer-Issued PRSUs) or any matter related to the calculation of grants under the Additional PRSU Agreements related to the Company PRSUs and the holders of Buyer-Issued PRSUs), resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby in accordance with Section 10.10, and take or forego any or all actions permitted or required of any Indemnifying Parties or necessary in the judgment of the Sellers’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties; (vii) consent or agree to any amendment to this Agreement or any other Transaction Document or to waive any terms and conditions of this Agreement or other Transaction Documents providing rights or benefits to the Indemnifying Parties in accordance with the terms hereof and in the manner provided herein; and (viii) take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance excluding any action under items (iii) – (vii) hereto for which the prior written consent of the holders of a majority in interest of the aggregate number of shares of Buyer Common Stock held in the Holdback Fund shall be required prior to the Sellers’ Representative taking such action. Buyer and its Affiliates (including without limitation, after the Closing, the Company or the Israeli Subsidiary) shall be entitled to rely on the appointment of Gur Shatz as the Sellers’ Representative and treat such Sellers’ Representative as the duly appointed attorney-in-fact of each Indemnifying Parties and as having the duties, power and authority provided for in this Section 9.7 and as provided in any other Transaction Document. The Indemnifying Parties shall be bound by all actions taken and documents executed by the Sellers’ Representative in connection with this ARTICLE 9 or pursuant to the terms of any other Transaction Document, and Buyer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Sellers’ Representative, subject to the provisions and qualifications set forth herein.

(b) The Person serving as the Sellers’ Representative (i) may be replaced from time to time by the holders of a majority in interest of the aggregate number of shares of Buyer Common Stock held in the Holdback Fund subject to Buyer’s prior written consent (which shall not be unreasonably withheld or delayed), and (ii) shall be immediately replaced as agent, by the holders of a majority in interest of the aggregate number of shares of Buyer Common Stock held in the Holdback Fund, and subject to Buyer’s prior written consent (which shall not be unreasonably withheld or delayed), in the following events: (a) in case any proceeding, whether voluntary or involuntary, is instituted by or against the Sellers’ Representative seeking to adjudicate it bankrupt or insolvent by a decree of a court of competent jurisdiction, or seeking liquidation, winding up, stay of proceedings, arrangement with creditors, protection, or relief of it or its debts under any Legal Requirements, and either any such proceedings have not been dismissed within thirty (30) days, or the Sellers’ Representative shall have consented to or failed to challenge such proceeding, (b) in case any proceeding, whether voluntary or involuntary, is instituted by or against the Sellers’ Representative, seeking the entry of an order for relief or the appointment of a temporary or permanent receiver, liquidator, custodian trustee, special manager or other similar official for it or for a material part of its assets, or a stay of proceedings, and either any such proceedings have not been discharged within thirty (30) days, or the Sellers’ Representative shall have consented to or failed to challenge such proceeding, (c) in case of any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, scheme or arrangement or other compromise or arrangement, reorganization, arrangement, composition or readjustment of debt, stay of proceedings, of or other similar proceedings affecting, the Sellers’ Representative or its assets, (d) the Sellers’ Representative admits its inability to pay its debts when due, (e) the transaction of the business of the Sellers’ Representative is suspended, substantially curtailed or ceased for a period longer than thirty (30) days, (f) in case the Sellers’ Representative is an individual, upon the death or incapacity of such individual, and (g) in case the Sellers’ Representative resigns. Any new Sellers’ Representative appointed as aforesaid shall be deemed for all purposes as a Sellers’ Representative under this Agreement having the powers and authorities set forth herein. No bond shall be required of the Sellers’ Representative.

(c) The Sellers’ Representative shall not be liable to any former holder of Company Capital Stock for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without fraud. The Sellers’ Representative shall serve as the Sellers’ Representative without compensation; provided, that, the Indemnifying Parties shall severally, based on their respective Pro Rata Share, indemnify the Sellers’ Representative and hold him harmless against any loss, liability or expense incurred without fraud on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Sellers’ Representative (an “Agent Loss”), in each case as such Agent Loss is incurred or suffered; provided, that, in the event it is finally adjudicated that a Agent Loss or any portion thereof was primarily caused by the fraud of the Sellers’ Representative, the Sellers’ Representative will reimburse the Indemnifying Parties the amount of such indemnified Agent Loss attributable to such fraud. The Sellers’ Representative may reimburse itself for any Agent Loss from the Expense Fund by delivering to the Chief Financial Officer of the Buyer (the “CFO”), along with proper invoices, receipts, or other supporting materials evidencing the Agent Loss, signed and dated instructions (the “Reimbursement Request”) instructing the the CFO to distribute all or a portion of the Expense Fund (such amount, a “Requested Amount”), along with all relevant information the CFO shall reasonably require to pay the Requested Amount to the Sellers’ Representative. As soon as reasonably practicable (but in any event within ten (10) Business Days) after receipt of such written instructions the CFO shall disburse to the Sellers’ Representative a cash amount equal to the Requested Amount in the manner set forth in such written instructions (but not to exceed the amount of the value of any remaining Expense Fund Shares, valued as set forth below in this Section 9.7(c)) and, at such time, a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (a) the Requested Amount by (b) the average of the closing prices of Buyer Common Stock as quoted on the New York Stock Exchange for the ten (10) consecutive trading days ending with the trading day that is five (5) trading days after the date that the Reimbursement Request is delivered to the CFO shall be deducted from the Expense Fund Shares and forfeited to Buyer (and thereafter no Seller or other former Company securityholder, other than Buyer, shall have any right or interest therein). For avoidance of doubt, it is hereby acknowledged and agreed that: (x) Buyer and the CFO shall be entitled to rely conclusively on the any properly tendered Reimbursement Requests with respect to the Expense Fund; (y) neither Buyer’s nor any Seller’s consent (other than the Sellers’ Representative) shall be required to pay any Requested Amounts in accordance herewith; and (z) the Sellers’ Representative shall have the sole authority to instruct the payment of any Requested Amounts. In the event that, following the later of the termination of the Holdback Release Date, the resolution of any dispute concerning the calculation of the number of “Eligible Shares” and any other condition relating to the “Acquisition” (as provided for in the the Company PRSUs and the holders of Buyer-Issued PRSUs) or any matter related to the calculation of grants under the Additional PRSU Agreements related to the Company PRSUs and the holders of Buyer-Issued PRSUs, or the resolution of any pending indemnification claim of an Indemnified Person, there are any Expense Fund Shares remaining (the “Surplus Shares”), the Buyer shall deliver to the Escrow Agent on behalf of each Seller who holds shares of Company Common Stock outstanding immediately prior to the Closing such Seller’s Pro Rata Amount of such Surplus Shares. No bond will be required of the Sellers’ Representative. Each Seller (other than the Seller’s Representative) waives any claim against the Buyer, the CFO and each other Indemnified Person with respect to payments made to the Sellers’ Representative in connection with a Reimbursement Request (and associated forfeiture of Expense Fund Shares) in accordance herewith, and the Indemnifying Parties shall severally, based on their respective Pro Rata Share, indemnify the such Indemnified Persons and hold them harmless against any loss, liability or expense relating to any claim in connection therewith. Buyer shall have no claim, setoff right or other Encumbrance against the Expense Fund, except to the extent of forfeitures to cover each Agent Loss, if any, as set forth above in this Section 9.7(c).

(d) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers’ Representative that is within the scope of the Sellers’ Representative’s authority under Section 9.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the

Indemnifying Parties and shall be final, binding and conclusive upon each such Indemnifying Parties; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Parties. Buyer, the Company, the Israeli Subsidiary and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Sellers’ Representative.

9.8 Third-Party Claims. In the event Buyer becomes aware of a third-party claim which Buyer in good faith believes is reasonably likely to result in a claim against the Holdback Fund by or on behalf of an Indemnified Person (“Third Party Claim”), Buyer shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such Third Party Claim (and the reasonable costs and expenses incurred by Buyer in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Buyer may seek indemnification pursuant to a claim made hereunder). Buyer shall timely notify the Sellers’ Representative of a Third Party Claim, the Sellers’ Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, any defense of the Third Party Claim or settlement negotiations with respect to the Third Party Claim. However, except with the written consent of the Sellers’ Representative, which consent shall be deemed to have been given unless the Sellers’ Representative shall have objected within 15 Business Days after a written request for such consent by Buyer, no settlement or resolution by Buyer of any claim that gives rise to a claim against the Holdback Fund by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Sellers’ Representative has consented to any such settlement or resolution, neither the Sellers’ Representative nor any Indemnifying Party shall have any power or authority to object under Section 9.6 or any other provision of this ARTICLE 9 to the amount of any claim by or on behalf of any Indemnified Person against the Holdback Fund for indemnity with respect to such settlement or resolution but only to the extent that the amount of any such claim by or on behalf of any Indemnified Person is equal to or less than the amount consented to in any such settlement or resolution.

9.9 Treatment of Indemnification Payments. The Indemnifying Parties, the Sellers’ Representative and Buyer agree to treat (and cause their Affiliates to treat) any payment received pursuant to this ARTICLE 9 as adjustments to the Estimated Aggregate Net Consideration Amount and the Actual Aggregate Net Consideration Amount for all Tax purposes, to the maximum extent permitted by Legal Requirements.

ARTICLE 10

GENERAL PROVISIONS

10.1 Survival of Representations and Warranties and Covenants. The representations and warranties of the Company, the Israeli Subsidiary and the Sellers contained in this Agreement, the other Transaction Documents (including the Company Disclosure Letter and any exhibit or schedule to the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is twelve (12) months following the Closing Date; provided, however, that the Special Representations and the representations and warranties of the

Company contained in any certificate delivered to Buyer regarding the same subject matter as those covered by the Special Representations pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the date that is fifteen (15) months following the Closing Date; provided, however, that the Fundamental Representations and the representations and warranties of the Company contained in any certificate delivered to Buyer regarding the same subject matter as those covered by the Fundamental Representations pursuant to any provision of this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations; provided further, no right to indemnification pursuant to ARTICLE 9 in respect of any claim that is set forth in a Claim Certificate delivered to the Sellers’ Representative prior to the expiration of the Claims Period shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under ARTICLE 9 or otherwise to seek recovery of Indemnifiable Damages arising out of any Fundamental Claims until the expiration of the applicable statute of limitations (if later than the expiration of the date that is fifteen (15) months following the Closing Date). If the Share Exchange is consummated, the representations and warranties of Buyer contained in this Agreement and the other Transaction Documents shall expire and be of no further force or effect as of March 1, 2015. If the Share Exchange is consummated, all covenants of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to ARTICLE 9 in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.

10.2 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by electronic mail or facsimile (in either case with confirmation of receipt) or sent by nationally recognized overnight courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by electronic mail or facsimile during normal business hours on a business day; one business day after dispatch if sent by electronic mail or facsimile outside of normal business hours or on a day other than a business day; and one business day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.2:

(a) if to Buyer, to:

Imperva, Inc.

3400 Bridge Parkway, Suite 200

Redwood Shores, CA 94065

Attention: Terry Schmid and Trâm Phi

Facsimile No.: (650) 362 2390

E-mail:

Telephone No.:

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attention: David A. Bell, Esq.

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

(b) if to the Seller Representative, to:

Gur Shatz

Facsimile No.: None.

with a copy (which shall not constitute notice) to:

Goldfarb Seligman & Co., Law Offices

Electra Tower, 98 Yigal Alon Street

Tel Aviv 67891

Israel

Attention: Ashok Chandrasekhar, Adv.; Danny Dilbary, Adv.

Facsimile No.: (972) 3-608-9808

Telephone No.: (972) 3-608-9986

10.3 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.4 No Joint Venture. Nothing contained in this Agreement or any Ancillary Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto or thereto. No party is by virtue of this Agreement or any Ancillary Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other party. No party will hold itself out as having any authority or relationship in contravention of this Section 10.4.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

10.6 Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all the exhibits attached hereto and thereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE 9 is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of Buyer without the prior consent of the Company; provided, however, that Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.8 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein, to the extent applicable.

10.10 Governing Law; Jurisdiction and Venue; Arbitration.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Any dispute with regard to or arising under this Agreement or any other Transaction Document shall be resolved by arbitration conducted by a single arbitrator reasonably mutually acceptable to the Buyer and the Sellers’ Representative; provided that in the absence of agreement by the Buyer and the Sellers’ Representative in this regard, the arbitrator will be appointed by Judicial Arbitration & Mediation Services/EnDispute (or its successor) (“JAMS”) in accordance with its Comprehensive Arbitration Rules & Procedures (the “Arbitration Rules”). The decision of the arbitrator shall be nonappealable, binding and conclusive upon the parties hereto, and Buyer shall be entitled to withdraw Holdback Shares from the Holdback Fund in accordance with the terms thereof upon an award pursuant thereto. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration will be held in Santa Clara County, California under the Arbitration Rules, as such rules will be in effect on the Closing Date, except to the extent that such rules are inconsistent with this Section 10.10(a), in which case this

Section 10.10(a) will govern. The parties hereby agree that the Expedited Procedures set forth in Sections 16.1 and 16.2 of the Arbitration Rules shall be employed; that direct examination and cross examinations may be conducted by video conference where issues of scheduling and travel time and costs preclude a witness from appearing in person in Santa Clara; that a stenographic record of the evidentiary phase of the arbitration will be kept and that the parties will split the costs thereof subject to the arbitrator’s order for costs at the conclusion of the arbitration. Except as may be otherwise expressly provided herein, the burden of proof in the arbitration will be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal laws of the State of Delaware applicable to contracts executed, entered into and performed within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction. The arbitrator’s decision and award shall set forth findings of fact and conclusions of law and include an order for costs requiring the non-prevailing party to pay (1) its own expenses, (2) the fees of the arbitrator in full, the administrative fee of JAMS in full and other reasonable arbitration expenses in full to the extent determined by the arbitrator in his/her sole discretion, and (3) the expenses of the prevailing party, including its attorneys’ fees and costs, reasonably incurred in connection with the arbitration, including travel and lodging costs incurred in order to attend arbitration hearings (for the avoidance of doubt, such costs order shall include reimbursement by the non-prevailing party of any fees of the arbitrator and administrative fees of JAMS paid during the arbitration by the prevailing party). For purposes of this Section 10.10(a), Buyer shall be deemed to be the non-prevailing party unless the arbitrator awards Buyer more than one-half of the amount in dispute, in which case the Indemnifying Parties, Sellers or Sellers’ Representative (as applicable) shall be deemed to be the non-prevailing party; it being understood that notwithstanding any other provision hereof, in the event that Buyer is the prevailing party any such fees and costs that are to be borne by the Indemnifying Parties, Sellers or Sellers’ Representative (as applicable) pursuant hereto may be claimed by Buyer directly from the Expense Fund and to the extent not recoverable therefrom shall be deemed Indemnifiable Damages recoverable against the Holdback Fund, in each case without duplication of any amount actually paid by the Indemnifying Parties, Sellers or Sellers’ Representative. Subject to the foregoing agreement to arbitrate, the parties hereto hereby irrevocably submit to the jurisdiction of the state courts of the State of California located within the County of Santa Clara in the State of California and the Federal courts of the United States of America located within the Northern District of California in respect of any judicial proceedings that may be necessary to enforce the agreement to arbitrate in accordance herewith or in support of the foregoing arbitration (including for interim relief or for the purpose of enforcing any arbitral award) or otherwise in connection with said arbitration, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding as aforesaid that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that it is inconvenient (forum non conveniens), and, without modifying any part of the foregoing, the parties hereto irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such a California State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of Santa Clara, California with respect to state court matters or in the Northern District of California with respect to Federal court matters.

(b) Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and the other Transaction Documents and, therefore, hereby waive, with respect to this Agreement, the other Transaction Documents each Schedule and each Exhibit attached hereto and thereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11 WAIVER OF JURY TRIAL. TO THE EXTENT ALLOWED UNDER APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, each of Buyer, the Company, the Israeli Subsidiary, each of the Sellers and the Sellers’ Representative have caused this Share Exchange Agreement to be executed and delivered by their respective officers thereunto duly authorized (in the case of Buyer and the Company), all as of the date first written above.

BUYER: IMPERVA, INC.

By:	/s/ Terry Schmid
Name: Terry Schmid
Title: Chief Financial Officer

IN WITNESS WHEREOF, each of Buyer, the Company, the Israeli Subsidiary, each of the Sellers and the Sellers’ Representative have caused this Share Exchange Agreement to be executed and delivered by their respective officers thereunto duly authorized (in the case of Buyer and the Company), all as of the date first written above.

SELLERS:		SELLERS’ REPRESENTATIVE:

/s/ Gur Shatz		/s/ Gur Shatz
GUR SHATZ (ON BEHALF OF HIMSELF AND AS AN AGENT FOR THE SELLERS WHO HAVE EXECUTED PROXIES/POA’S)		GUR SHATZ

COMPANY: INCAPSULA, INC.

MARC GAFFEN

ODED PEER	By:	/s/ Gur Shatz
	Name:	Gur Shatz
	Title:	CEO

YOCHAI COHEN
ISRAELI SUBSIDIARY: INCAPSULA LTD.

ORAN EPLEBAUM

GUY MUGRABI	By:	/s/ Gur Shatz
	Name:	/s/ Gur Shatz
	Title:	Director

OHAD ALMAGOR

AMIR SHACHAR

IN WITNESS WHEREOF, each of Buyer, the Company, the Israeli Subsidiary, each of the Sellers and the Sellers’ Representative have caused this Share Exchange Agreement to be executed and delivered by their respective officers thereunto duly authorized (in the case of Buyer and the Company), all as of the date first written above.

SELLERS:

/s/ Ofer Katz
OFER KATZ (AS TRUSTEE)

IN WITNESS WHEREOF, each of Buyer, the Company, the Israeli Subsidiary, each of the Sellers and the Sellers’ Representative have caused this Share Exchange Agreement to be executed and delivered by their respective officers thereunto duly authorized (in the case of Buyer and the Company), all as of the date first written above.

NEXTAGE ESCROW SERVICES LTD. (AS TRUSTEE)

By:	/s/ Ofer Katz

Name:	Ofer Katz

Title:	CEO